Measures of Our Success
Illinova 1995 Proxy Statement
and 1995 Annual Report to
Stockholders

we will be the best by the year 2000
--------------------------------------------
notice of annual meeting of shareholders

Proxy Statement

Table of Contents
--------------------

Notice of Annual Meeting	             2
Proxy Statement	                      3
Appendix:
1995 Annual Report to Shareholders	 A-1

To the Shareholders
of Illinova Corporation:
Notice is Hereby Given that the Annual Meeting of Shareholders of Illinova Corporation ("Illinova") will be held at 10 a.m. Wednesday, April 10, 1996, at Shilling Community Education Center, Richland Community College, One College Park, Decatur, Illinois 62521, for the following purposes:

(1) To elect the Board of Directors for the ensuing year.
(2) To transact any other business which may properly come before the meeting or any adjournment.

Shareholders of record at the close of business on February 12, 1996, will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,


Leah Manning Stetzner,
General Counsel and Corporate Secretary
Decatur, Illinois
March 1, 1996

IMPORTANT

Illinova invites each of its approximately 35,000 shareholders to attend the Annual Meeting. Shareholders will be admitted on verification of record share ownership at the admission desk. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) at the admission desk. If you are unable to be present at the meeting, it is important that you, whether the owner of one or many shares, sign and return the enclosed proxy. An envelope on which postage will be paid by Illinova is enclosed for that purpose.

Return of your executed proxy will ensure you are represented at the Annual Meeting. Your cooperation is appreciated.

proxy statement

Solicitation and
Revocation of Proxies

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Illinova, for use at the Annual Meeting of Shareholders to be held at Shilling Community Education Center, Richland Community College, One College Park, Decatur, Illinois 62521, at 10 a.m. Wednesday, April 10, 1996, and at any adjournment thereof (the "Annual Meeting"). Any shareholder giving a proxy may revoke it at any time by giving a later proxy or by giving written notice of revocation to the Corporate Secretary of Illinova prior to the Annual Meeting. All duly executed proxies received prior to the Annual Meeting will be voted.

Shares credited to the accounts of participants in Illinova's Automatic Reinvestment and Stock Purchase Plan, and Employees Stock Ownership Plan, and Illinois Power Company's ("Illinois Power") Incentive Savings Plans will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plans.

Voting Rights

Shareholders of record at the close of business on Monday, February 12, 1996 (the "Record Date"), will be entitled to receive notice of and to vote at the Annual Meeting. As of such date, Illinova had outstanding 75,674,837 shares of Common Stock. Shareholders who are present at the Annual Meeting in person or by proxy will be entitled to one vote for each share of Illinova's Common Stock which they held of record at the close of business on the Record Date.

When voting for candidates nominated to serve as directors, all shareholders will be entitled to 11 votes (the number of directors to be elected) for each of their shares and may cast all of their votes for any one candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on other matters presented for consideration at the Annual Meeting, each shareholder will be entitled to one vote for each share of Common Stock held of record at the close of business on the Record Date. The affirmative vote of the holders of a majority of the shares of Common
Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors.

Annual Report,
Proxy and Proxy Statement

Accompanying this Proxy Statement, which includes Consolidated Financial Statements, is a Notice of Annual Meeting of Shareholders, a form of Proxy and the Summary Annual Report to Shareholders covering operations of Illinova for the year 1995. This Proxy Statement and accompanying documents are first being mailed to shareholders on or about March 1, 1996.

Board of Directors

Information Regarding
the Board of Directors

The Board of Directors held six Board meetings during 1995. All directors attended at least 75% of the aggregate meetings of the Board and Committees of which they were members during 1995. The Board has four standing committees: the Audit Committee, the Finance Committee, the Compensation and Nominating Committee, and the Business Development Committee.

The duties and members of the standing committees are:

Audit Committee

(1) Review with the Chairman, President and Chief Executive Officer and the independent accountants the scope and adequacy of Illinova's system of internal controls; (2) review the scope and results of the annual examination performed by the independent accountants; (3) review the activities of Illinova's internal auditors; (4) report its findings to the Board and provide a line of communication between the Board and both the internal auditors and the independent accountants; and (5) recommend to the Board the appointment of the independent accountants and approval of the services performed by the independent accountants, considering their independence with regard thereto.

The Audit Committee met three times during 1995.

This Committee consists of the following non-employee directors ("Outside Directors"): Vernon K. Zimmerman, Chairman, Richard R. Berry, Donald E. Lasater, Robert M. Powers, Walter M. Vannoy, and Marilou von Ferstel.

Finance Committee

(1) Review management's capital and operations and maintenance expenditure budgets, financial forecasts and financing program, and make recommendations to the Board regarding the approval of such budgets and plans; (2) review Illinova's banking relationships, short-term borrowing arrangements, dividend policies, arrangements with the transfer agent and registrar, investment objectives and the performance of Illinova's pension funds, evaluate fund managers, and make recommendations to the Board concerning such matters; and
(3) act in an advisory capacity to management, the Board of Directors, and the Chairman, President and Chief Executive Officer on other financial matters as they may arise.

The Finance Committee met three times during 1995.

This Committee consists of the following members of the Board: Donald E. Lasater, Chairman, Richard R. Berry, Larry D. Haab, Walter D. Scott, Charles W. Wells (until his retirement on December 31, 1995), and Vernon K. Zimmerman.

Compensation and
Nominating Committee

(1) Review performance and recommend salaries plus other forms of compensation of elected Illinova officers and the Board of Directors; (2) review Illinova's benefit plans for elected Illinova officers and make recommendations to the Board regarding any changes deemed necessary; (3) review with the Chairman, President and Chief Executive Officer any organizational or other personnel matters; and (4) recommend to the Board nominees to stand for election as director to fill vacancies in the Board of Directors as they occur.

The Compensation and Nominating Committee will consider shareholders' recommendations for nominees for director made pursuant to timely notice in writing addressed to the Chairman of the Committee at the executive offices of Illinova, together with a full description of the qualifications and business and professional experience of the proposed nominees and a statement of the nominees' willingness to serve. To be timely, the notice shall be delivered to or mailed and received at the executive offices of Illinova not less than 90 nor more than 120 days prior to the Annual Meeting.

The Compensation and Nominating Committee met four times during 1995.

This Committee consists of the following Outside Directors: Donald S. Perkins, Chairman, Robert M. Powers, Walter D. Scott, Ronald L. Thompson, Marilou von Ferstel, and John D. Zeglis.

Business development Committee

(1) Review corporate objectives of Illinova, consider appropriate structure changes to meet corporate objectives and make recommendations to the Board concerning such matters; (2) review Illinova's program for long-term corporate activities and make recommendations to the Board regarding the approval of such programs; and (3) act in an advisory capacity to management and the Board of Directors on corporate development.

The Business Development Committee met once during 1995.

This Committee consists of the following members of the Board: Robert M. Powers, Chairman, Larry D. Haab, Donald S. Perkins, Walter D. Scott, Ronald L. Thompson, Marilou von Ferstel, and John D. Zeglis.

Board Compensation

The Outside Directors of Illinova receive a retainer fee of $18,000 per year. Outside Directors who also chair Board Committees receive an additional $2,000 per year retainer. Outside Directors receive a grant of 650 shares of Common Stock on the date of each Annual Shareholders Meeting, representing payment in lieu of attendance-based fees for all Board and Committee meetings to be held during the subsequent one-year period. Outside Directors elected to the Board between Annual Shareholders Meetings are paid $850 for each Board and Committee meeting attended prior to the first Annual Shareholders Meeting after their election to the Board.

Illinova has a Retirement Plan for Outside Directors. Under this plan, each Outside Director who has attained age 65 and has served on the Board for a period of 60 or more consecutive months is eligible for annual retirement benefits at the rate of the annual retainer fee in effect when the director retires. These benefits, at the discretion of the Board, may be extended to Outside Directors who have attained the age of 65 but not served on the Board for the specified period. The benefits are payable for a number of months equal to the number of months of Board service, subject to a maximum of 120 months, and cease upon the death of the retired Outside Director. On February 7, 1996, the Board of Directors approved a compensation plan that eliminates the Retirement Plan. Each former Outside Director whose right to receive the retirement benefit has vested will continue to receive such benefits in accordance with the terms of the Retirement Plan. All current Outside Directors will receive a lump sum payment based on the net present value of these benefits to them, were they to have retired under the Retirement Plan, based on the number of years they have served on the Board but not to exceed 10. Thereafter, each Outside Director will receive an annual award of stock units having a value of $6,000, to be paid to the Outside Director in cash on retirement, at once or in installments as the Director may elect, together with dividend equivalents attributable to such stock units.

Pursuant to Illinova's Deferred Compensation Plan for Certain Directors, the Outside Directors may elect to defer all or any portion of their fees and stock grants until termination of their services as directors. Such deferred amounts are converted into stock units representing shares of Illinova's Common Stock with the value of each stock unit based upon the last reported sales price of such stock at the end of each calendar quarter. Additional credits are made to the participating director's account in dollar amounts equal to the dividends paid on Common Stock which the director would have received if the director had been the record owner of the shares represented by stock units, and are converted into additional stock units. On termination of participating directors' services as directors, payment of their deferred fees and stock grants is made in shares of Common Stock in an amount equal to the aggregate number of stock units credited to their accounts. Such payment is made in such number of annual installments as Illinova may determine beginning in the year following the year of termination.

Election of Directors

Illinova's entire Board of Directors is elected at each Annual Meeting of Shareholders. Directors hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. At the Annual Meeting a vote will be taken on a proposal to elect the 11 directors nominated by Illinova's Board of Directors. The names and certain additional information concerning each of the director nominees is set forth below. The dates shown for service as a director include service as a director of Illinois Power prior to the May 1994 merger in which Illinois Power became a wholly owned subsidiary of Illinova. If any nominee should be unable to serve as a director, another nominee will be selected by the current Board of Directors.

Name of Director Nominee, Age,	Year in Which First
Business Experience and 	Elected a Director
Other Information	of Illinova

Richard R. Berry, 64	 1988
---------------------------
Prior to retirement in February 1990, Mr. Berry was Executive Vice President and director of Olin Corporation, Stamford, Connecticut, a diversified manufacturer concentrated in chemicals, metals and aerospace/defense products, since June 1983.

Larry D. Haab, 58	   1986
-------------------------
Chairman, President and Chief Executive Officer of Illinova since December 1993, and of Illinois Power since June 1991, and an employee of Illinois Power since 1965. He is a director of First Decatur Bancshares, Inc., The First National Bank of Decatur and Firstech, Incorporated.

C. Steven McMillan, 50
-------------------------
Executive Vice President and Director of Sara Lee Corporation, Chicago, Illinois, a global packaged food and consumer products company, since 1993. He had previously been Senior Vice President-Strategy Development from 1986 to 1993. He is Chairman of the Board of Electrolux Corporation and a director of J. P. Food Service.

Donald S. Perkins, 68	 1988
-----------------------------
Prior to retirement in June 1983, as Chairman of the Executive Committee, Mr. Perkins was Chairman of the Board and Chief Executive Officer of Jewel Companies, Inc., Chicago, Illinois, a diversified retailer, from 1970 to 1980. He is a director of AT&T, Aon Corporation, Cummins Engine Company, Inc., Current Assets, Inland Steel Industries, Inc., LaSalle Street Fund, Inc.,
The Putnam Funds, Spring Industries, Inc., and Time Warner, Inc.

Robert M. Powers, 64	 1984
-----------------------------
Prior to retirement in December 1988, Mr. Powers was President and Chief Executive Officer of A. E. Staley Manufacturing Company, Decatur, Illinois, a processor of grain and oil seeds, since 1980. He is a director of A. E. Staley Manufacturing Company.

Walter D. Scott, 64	 1990
----------------------------
Professor of Management and Senior Austin Fellow, J. L. Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois, since 1988. Previously, Mr. Scott served as Chairman of GrandMet USA, from 1984 to 1986, and as President and Chief Executive Officer of IDS Financial Services, from 1980 to 1984. Mr. Scott is a director of Chicago Title and Trust Company, Chicago Title Insurance Company, Intermatic Incorporated, and Orval Kent Food Company, Inc.

Ronald L. Thompson, 46	 1991
-----------------------------
Chairman and Chief Executive Officer of Midwest Stamping and Manufacturing Co., Bowling Green, Ohio, a manufacturer of automotive parts, since 1993. He was President and Chief Executive Officer and a director of The GR Group, Inc.,
St. Louis, Missouri, a diversified holding company with interests in manufacturing and service activities, from 1980 to 1993. He is Chairman of the Board of The GR Group, a director of McDonnell Douglas Corporation, and a director of Teachers Insurance and Annuity Association.

Walter M. Vannoy, 68	 1990
-----------------------------
Prior to retirement in May 1995, Mr. Vannoy was Chairman and Chief Executive Officer of Figgie International, Inc., Willoughby, Ohio, a diversified operating company serving consumer, industrial, technical, and service markets world-wide, since 1994. He is a director of Figgie International, Inc.

Marilou von Ferstel, 58	 1990
------------------------------
Executive Vice President and General Manager of Ogilvy Adams & Rinehart, Inc., a public relations firm in Chicago, Illinois, since June 1990. She had previously been Managing Director and Senior Vice President of Hill and Knowlton, Chicago, Illinois, a public relations consulting firm, from 1981 to 1990. Ms. von Ferstel is a director of Walgreen Company.

John D. Zeglis, 48	 1993
------------------------------
Senior Executive Vice President-General Counsel, Government Affairs, and Policy Development of AT&T, Basking Ridge, New Jersey, a diversified communications company, since 1995. He had been Senior Vice President-General Counsel and Government Affairs from 1989 to 1995. He is a director of the Helmerich & Payne Corporation.

Vernon K. Zimmerman, 67	1973
--------------------------------
Director of the Center for International Education Research and Accounting, and Distinguished Service Professor of Accountancy, University of Illinois, Urbana, Illinois, since August 1985. He is a director of ICH Corporation.

Security Ownership of Management and Certain Beneficial Owners

The following table shows shares of stock beneficially owned as of January 31, 1996, by each director nominee and the executive officers named in the Summary Compensation Table. To the best of Illinova's knowledge, no owner holds more than 5 percent of Illinova Common Stock.

                                     			Number
		                                    	of Shares
Name of  	                 Class	     Beneficially	Percent
Beneficial Owner	          of Stock	   Owned (1)	  of Class
------------------------------------------------------------
Richard R. Berry	           Common	     3,580	     (2)
Larry D. Haab	              Common	    10,185 	    (2)
C. Steven McMillan	         Common	         0	     (2)
Donald S. Perkins	          Common	     8,112	     (2)
Robert M. Powers 	          Common	     7,250	     (2)
Walter D. Scott	            Common	     3,850	     (2)
Ronald L. Thompson	         Common	     3,127	     (2)
Walter M. Vannoy	           Common	     3,350	     (2)
Marilou von Ferstel	        Common	     4,112	     (2)
John D. Zeglis	             Common 	    2,390	     (2)
Vernon K. Zimmerman	        Common	     8,401	     (2)
Charles W. Wells	           Common	     8,585	     (2)
Paul L. Lang	               Common	     2,734	     (2)
Larry F. Altenbaumer	       Common	     4,179	     (2)
Larry S. Brodsky	           Common     	1,713	     (2)

(1)	The nature of beneficial ownership for shares shown is sole voting and/or investment power, except for Mr. Wells, who disclaims beneficial ownership of 1,000 shares held in the name of his wife.

(2)	No director or executive officer owns any other equity securities of
Illinova. No director or executive officer owns as much as 1% of the Common Stock. All directors and executive officers of both Illinova and Illinois Power Company as a group own 80,299 shares of Common Stock (less than 1%).

Executive Compensation

The following table sets forth a summary of the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Illinova and Illinois Power Company, its principal subsidiary, for the years indicated. The compensation shown includes all compensation paid for service to Illinova and its subsidiaries, including Illinois Power.

                              Summary Compensation Table



                                                                              	Long-Term Compensation
                                                                      _________________________________________________
                                           	Annual Compensation	             Awards	             Payouts
                                      ------------------------------- ------------------------  ---------
                                                       					Other	     Restricted	  Securities	   LTIP	     All Other
	                                             			Bonus	     Annual 	  Stock Awards	Underlying	   Payouts	  Compensation
Name and Principal Position (1)	Year  	Salary    	(2)   	Compensation    	(3)	       Options	       (4)	      (5)
Larry D. Haab	                  1995	 $472,250	 $76,975  	 $19,088  	   $76,975	    20,000 shs.	  $43,597	   $2,550
	Chairman, President and 	      1994		 451,375	 	42,881		   15,783			               20,900 shs.				             360
 Chief Executive Officer of	    1993	 	437,500 		22,531	   	13,199                		20,000 shs.				             480
	Illinova and Illinois Power

Charles W. Wells	               1995 	$318,863	$	33,734	  $	22,342     	$	33,734	    --            $	24,392	   $2,470
	Executive Vice President      	1994	 	276,625  	25,242	   	12,404	              		    8,500 shs.				              330
	of Illinois Power	             1993 		265,875		  12,629 		  9,697			                  6,500 shs.				              357

Paul L. Lang	                   1995	$	222,812	$	20,499	   $	8,265     	$	20,499	    6,500 shs.	   $	20,360	   $	2,510
	Senior Vice President	         1994	 	213,562 		20,289	    	8,672		                	6,800 shs.				               440
	of Illinois Power	             1993 		205,625	  	9,767 		   7,508			                6,000 shs.				               440

Larry F. Altenbaumer	           1995	$	204,937 	$	17,317	  $	7,686	     $	17,317	     6,500 shs.	   $	16,084   	$	2,378
	Chief Financial Officer,	      1994	 	196,562	 	18,674  		  8,975 			                6,800 shs.				                400
	Treasurer and Controller	      1993 		187,750		  8,918 	  	 7,093			                 6,000 shs.				                480
	of Illinova, and Senior
	Vice President, Chief
	Financial Officer, and
	Treasurer of Illinois Power

Larry S. Brodsky	               1995 	$	196,000 	$ --     	$	5,120     	$	  -  	     6,500 shs.	    $	14,179	    $	2,190
	Senior Vice President         	1994	 $	174,186	 $	16,548	 $	4,973			                4,400 shs.				                  400
	of Illinois Power	             1993		  157,875		   8,131		  4,220			                4,500 shs.				                  400

(1) 	Mr. Wells retired from Illinois Power on December 31, 1995. Mr. Brodsky resigned from Illinois Power on January 2, 1996.

(2) 	The amounts shown in this column are the cash award portion of grants made to these individuals under the Executive Incentive Compensation Plan ("Compensation Plan") for 1995, including amounts deferred under the Executive Deferred Compensation Plan. See the Compensation Plan description in footnote
(3) below.

(3) 	This table sets forth stock unit awards for 1995 under the Compensation
Plan. One-half of each year's award under this plan is converted into stock units representing shares of Illinova Common Stock based on the closing price of Common Stock on the last trading day of the award year. The other one-half of the award is paid to the recipient in cash and is included under Bonus in the Summary Compensation Table. Stock units awarded in a given year, together with cash representing the accumulated dividend equivalents on those stock units, become fully vested after a three-year holding period. Stock units are converted into cash and piad based on the closing price of Common Stock on the first trading day of the distriubtion year. Particpants (or beneficiears of deceased participants) whose employment is terminated by retirement on or after age 55, disability, or death receive the present value of all unpaid awards on the date of such termination. Particpants whose employment is terminated for reasons other than retirement, disability, or death forfeit all unvested awards. In the event of a termination of employment within two years after a change in control of Illinova, without good cause or by any participant with good reason, all awards of the paricipant becme fully vested and payable. As of December 31, 1995, named executive officers were credited with the following total aggregate number of unvested stock units under the Compensation Plan since its inception, valued on the basis of the closing price of Common Stock on December 31, 1995: Mr. Haab, 8,253 units valued at $247,603; Mr. Wells, 3,758 units valued at $112,759; Mr. Lang, 2,807 units valued at $84,211; Mr. Altenbaumer, 2,439 units valued at $73,187; Mr. Brodsky, 474 units valued at $14,238. Although stock units have been rounded, valuation is based on total stock units, including partial shares.

(4) 	The amounts shown in this column reflect the cash value of the stock units granted in 1993 for the year 1992, including amounts deferred, under the Compensation Plan. See the Compensation Plan description in footnote (3) above.

(5) 	The amounts shown in this column are Illinois Power's contributions under the Incentive Savings Plan (including the market value of shares of Illinova Common Stock at the time of allocation).

The following tables summarize grants during 1995 of stock options under Illinova's 1992 Long-Term Incentive Compensation Plan ("LTIC") and awards outstanding at year end for the individuals named in the Summary Compensation Table. No options were exercisable or exercised during 1995.

                               Option Grants In 1995
                              			Individual Grants

     		Number of Securities	% of Total Options
      Underlying Options	Granted to Employees	Exercise or Base		               Grant Date
               		Granted(1)	 in 1995	 Price Per Share(1)	  Expiration Date	   Present Value (2)
                  -----------------------------------------------------------------------------
Larry D. Haab       20,000    		29%       	$	24.875     	      6/14/2004	      $	117,800

Charles W. Wells		       0

Paul L. Lang         6,500		     9%		        24.875	           6/14/2004  		     38,285

Larry F. Altenbaumer 6,500	     	9%	        	24.875     	      6/14/2004		       38,285

Larry S. Brodsky   		6,500		     9%		        24.875	           6/14/2004         38,285

(1) 	Each option becomes exercisable on June 30, 1998. In addition to the specified expiration date, the grant expires on the first anniversary of the recipient's death and/or the 90th day following retirement, and is not exercisable in the event a recipient's employment terminates. In the event of certain change-in-control circumstances, the Compensation and Nominating Committee may declare the option immediately exercisable. The exercise price of each option is equal to the fair market value of the Common Stock on the date of the grant. Recipients shall also receive, on or shortly after June 30, 1998, a payment equal to a percentage of the total dividends declared and paid on Illinova Common Stock during the period between the date of this grant and June 30, 1998 calculated by multiplying the number of shares of Common Stock granted hereunder times the total amount of dividends paid per share of Common Stock during the holding period, times a percentage based on Illinova total shareholder return ranking relative to the S & P Electric Utility Group. At the discretion of the Board of Directors, the foregoing payment may be made in the form of Illinova Common Stock of equivalent value based on the average New York Stock Exchange price of the stock during June 1998, or in cash.

(2)	The Grant Date Present Value has been calculated using the Black-Scholes option pricing model. Disclosure of the Grant Date Present Value, or the potential realizable value of option grants assuming 5% and 10% annualized growth rates, is mandated by regulation; however, Illinova does not necessarily view the Black-Scholes pricing methodology, or any other present methodology, as a valid or accurate means of valuing stock option grants. The calculation was based on the following assumptions: (i) An annual dividend yield on Illinova Common Stock of 3.80%; (ii) A risk-free interest rate of 6.40%, based on the yield of a zero-coupon government bond maturing at the end of the option term; and (iii) Stock volatility of 19.73%.

         Aggregated Option and Fiscal Year-End Option Value Table

                         		Number of Securities Underlying Unexercised	   Value of Unexercised In-the-Money
                                       		Options at Fiscal Year-End  	    Options at Fiscal Year-End
Name	                                   Exercisable/Unexercisable          	Exercisable/Unexercisable

Larry D. Haab	                               0 shs./76,900 shs.	             0/$514,212

Charles W. Wells	                            0 shs./21,000 shs.	             0/$154,687

Paul L. Lang	                                0 shs./24,300 shs.	             0/$162,987

Larry F. Altenbaumer                        	0 shs./24,300 shs.	             0/$162,987

Larry S. Brodsky	                            0 shs./18,400 shs.	             0/$119,212


Pension Benefits

Illinois Power maintains a Retirement Income Plan for Salaried Employees (the "Retirement Plan") providing pension benefits for all eligible salaried employees. In addition to the Retirement Plan, Illinois Power also maintains a nonqualified Supplemental Retirement Income Plan for Salaried Employees
(the "Supplemental Plan") that covers all elected officers eligible to participate in the Retirement Plan and provides for payments from general funds of Illinois Power of any monthly retirement income not payable under the Retirement Plan because of the benefit limits imposed by law or because of certain Retirement Plan rules limiting the amount of credited service accrued by a participant.

The following table shows the estimated annual pension benefits on a straight life annuity basis payable upon retirement based on specified annual average earnings and years of credited service classifications, assuming continuation of the Retirement Plan and Supplemental Plan and employment until age 65. This table does not show, but any actual pension benefit payments would be subject to, the Social Security offset.

                        					Estimated Annual Benefits (rounded)
                            -------------------------------------
	Annual
	Average  	15 Yrs.	20 Yrs.	25 Yrs.	  30 Yrs.	35 Yrs.
	Earnings	 Service	Service	Service	  Service	Service
$125,000  $37,500  $50,000	 $62,500	 $75,000	 $87,500
	150,000 		45,000		 60,000		 75,000		 90,000		105,000
	175,000 		52,500		 70,000		 87,500		105,000		122,500
	200,000 		60,000		 80,000		100,000		120,000		140,000
	250,000 		75,000		100,000		125,000		150,000		175,000
	300,000 		90,000		120,000		150,000		180,000		210,000
	350,000 	105,000	 140,000		175,000		210,000		245,000
	400,000 	120,000		160,000		200,000		240,000		280,000
	450,000 	135,000		180,000		225,000		270,000		315,000
	500,000 	150,000		200,000		250,000		300,000		350,000
	550,000 	165,000		220,000		275,000		330,000		385,000
	600,000 	180,000		240,000		300,000		360,000		420,000
	650,000		195,000		260,000		325,000		390,000		455,000

The earnings used in determining pension benefits under the Retirement Plan are the participants' regular base compensation, as set forth under Salary in the Summary Compensation Table.

At December 31, 1995, for purposes of both the Retirement Plan and the Supplemental Plan, Messrs. Haab, Wells, Lang, Altenbaumer, and Brodsky had completed 30, 32, 9, 23, and 21 years of credited service, respectively.

Employee Retention Agreements

Illinova has entered into Employee Retention Agreements with each of its executive officers and officers of its subsidiaries. Under each agreement, the officer would be entitled to receive a lump sum cash payment if his or her employment were terminated by Illinova without good cause or voluntarily by the officer for good reason within two years following a change in control of Illinova Corporation (as defined in the Agreement). The amount of the lump sum payment would be equal to (1) 36 months' salary at the greater of the officer's salary rate in effect on the date the change in control occurred or the salary rate in effect on the date of the officer's employment with Illinova terminated; plus (2) three times the latest bonus earned by the officer during the three calendar years preceding termination of employment. Under the agreement, the officer would continue, after any such termination of employment, to participate in and receive benefits under other benefit plans of Illinova. Such coverage would contnue for 36 months following termination of employment, or, if earlier, until the officer reached age
65 or was employed by another employer; provided that, if the officer was 50 years of age or older at the time of such termination, then coverage under health, life insurance and similar welfare plans would continue until the officer became 55 years of age, at which time he or she would be eligible to receive the benefits extended to the employees of Illinova who elect early retirement.

Compensation and Nominating Committee Report on Officer Compensation

The six-member Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Outside Directors. The Committee's role includes a review of the performance of the elected officers and the establishment of specific officer salaries subject to Board approval. The Committee establishes performance goals for the officers under the Compensation Plan, approves payments made pursuant to the Compensation Plan and recommends grants under the Long-Term Incentive Compensation Plan approved by the shareholders in 1992. The Committee also reviews other forms of compensation and benefits making recommendations to the Board on changes whenever appropriate. The Committee carries out these responsibilities with assistance from an executive compensation consulting firm and with input from the Chief Executive Officer and management as it deems appropriate.

Officer Compensation Philosophy

Illinova's compensation philosophy reflects a commitment to compensate officers competitively with other companies in the electric and gas utility industry while rewarding executives for achieving levels of operational excellence and financial returns consistent with continuous improvement in customer satisfaction and shareholder value. Illinova's compensation policy is to provide a total compensation opportunity targeted to all utilities in the Edison Electric Institute (EEI) database. Eighty-four percent of the companies in the S&P Utilities Index are also in the EEI database. The
S&P Utilities Index is used to relate Illinova's shareholder value in the following performance graphs. The S&P index covers the utility industry broadly including electric, gas, and telecommunications utilities. After careful consideration, the Committee has decided to maintain a separate peer group limited to electric or combination electric and gas companies for compensation purposes.

The compensation program for officers consists of base salary, annual incentive and long-term incentive components. The combination of these three elements balances short- and long-term business performance goals and aligns officer financial rewards with those of Illinova's shareholders. The compensation program is structured so that, depending on the salary level, between 25 and 45 percent of an officer's total compensation target is composed of incentive compensation.

Base Salary Plan

The Committee determines base salary ranges for executive officers based on competitive pay practices of a peer group of utilities. Officer salaries correspond to approximately the average of the companies in the compensation peer group. Individual increases are based on several factors including the officer's performance during the year and the relationship of the officer's salary to the market salary level for the position.

Annual Incentive Compensation Plan

Annual incentive awards are earned based on the achievement of specific annual financial and operational goals by the elected officer group as a whole and consideration of the officer's individual contribution. If payment is earned under this Plan, one-half of the bonus is payable in cash during the year following the award year and one-half is credited to the participant in the form of Common Stock units, the number of which is determined by dividing half of the earned bonus amount by the closing price of the Common Stock on the last trading day of the award year. The officer's interest in the stock units vests at the end of the three-year period which begins the year after the award year. The officer receives this award in cash equal to (1) the closing stock price on the first trading day of the distribution year times the number of units held plus (2) dividend equivalents that would have been received if the stock had actually been issued.

For 1995, awards under the Compensation Plan are based on achievement in the performance areas: earnings per share, customer satisfaction, employee teamwork, cost management and operating effectiveness. Up to 25 percent of the awarded amount is based on an assessment of the individual officer's performance during the year.

Awards shown under Bonus in the Summary Compensation Table for performance during 1995 were based on the following results. Earnings per Share, Customer Satisfaction and Cost Management were at or better than the threshold level for the award. Employee Teamwork results were not known at the time of printing.

Long-Term Incentive Compensation Plan

Awards under the LTIC Plan are made to individual officers based on their contribution to corporate performance based on the review of this Committee. The Committee may grant awards in the form of stock options, stock appreciation rights, dividend equivalents or restricted stock grants. The stock options and dividend equivalents granted to the officers for 1995 represent a long-term incentive award based on Illinova and individual performance as evaluated by the Chairman and reviewed by the Committee. The actual number of dividend equivalents earned is determined by Illinova's total shareholder return compared to the companies in the S&P Utility
Index.

CEO Compensation

Larry Haab became Chairman, President, and Chief Executive Officer ("CEO") of Illinois Power on June 12, 1991, and Chairman, President and Chief Executive Officer of Illinova in December 1993. Illinova based Mr. Haab's 1995 compensation on the policies and plans described above.

The Committee invokes the active participation of all non-management directors in reviewing Mr. Haab's performance before it makes recommendations regarding his compensation. The Committee is responsible for administering the processes for completing this review. The process starts early in the year when the Board of Directors works with Mr. Haab to establish his personal goals and short- and long-term strategic goals for Illinova. At the conclusion of the year Mr. Haab reviews his performance with the non-management directors. The Committee oversees this review and recomends to the board appropriate adjustments to compensation. In setting the CEO's salary for 1995, the Committee, with the participation of all Outside Directors, determined that important goals were achieved and the results for Illinova for the year were excellent. Mr. Haab's vision of the industry's evolution has led, and is continuing to lead, to appropriate redeployment of Illinova resources. The Committee concluded that in 1995 Mr. Haab's performance continued to advance Illinova toward the accomplishment of its strategic objectives.

The 1995 Annual Incentive Compensation Plan award for the Chief Executive Officer was calculated consistent with the determination of awards for all other officers. Under the terms of the plan, one-half of the award was paid in cash and one-half was converted to 2,566 stock units which vest over a three-year period as described above.

The 20,000 option shares and dividend equivalents granted to the CEO reflect the Committee's recognition of his work in directing Illinova towards its long-term objectives of outstanding customer satisfaction and sustained growth in shareholder return.

Compensation and Nominating Committee

Donald S. Perkins, Chairman
Robert M. Powers
Walter D. Scott
Ronald L. Thompson
Marilou von Ferstel
John D. Zeglis

Stock Performance Graphs

The following performance graphs compare the cumulative total shareholder return on Illinova's Common Stock to the cumulative total return on the S&P 500 Index, S&P MidCap 400 Index and S&P Utilities Index from (i) December 31, 1990, through December 31, 1995, and (ii) December 31, 1992, through December 31, 1995.

Comparison of Five-Year
Cumulative Total Return

Among Illinova, S&P 500 Index, S&P Midcap 400 Index, and S&P Utilities Index.

                   1991        1992       1993     1994     1995
Illinova            146         142        147      151      216
S & P 500           130         140        155      157      215
S & P MidCap 400    150         168        191      185      242
S & P Utilities     114         124        141      130      184

Assumes $100 invested on December 31, 1990, in Illinova's Common Stock, S&P 500 Index, S&P MidCap 400 Index, and S&P Utilities Index.

* Fiscal year ended December 31

Comparison of Three-Year
Cumulative Total Return

Among Illinova, S&P 500 Index, S&P Midcap 400 Index, and S&P Utilities Index.

                        1993         1994       1995
Illinova                 103          106        152
S&P 500                  110          112        153
S&P MidCap 400           114          110        144
S&P Utilities            114          105        149

Assumes $100 invested on December 31, 1992, in Illinova's Common Stock, S&P 500 Index, S&P MidCap 400 Index, and S&P Utilities Index.

*Fiscal year ended December 31

Independent Auditors

The Board of Directors of Illinova has selected Price Waterhouse LLP as independent auditors for Illinova for 1996. A representative of that firm will be present at the Annual Meeting and available to make a statement and to respond to appropriate questions.

Other Matters

Illinova's 1995 Summary Annual Report to Shareholders was mailed to shareholders commencing on March 1, 1996. Copies of Illinova's Annual Report on Form 10-K will be available to shareholders, after its filing with the Securities and Exchange Commission on or before March 31, 1996. Requests should be addressed to Investor Relations, G-21, Illinova Corporation,
500 South 27th Street, Decatur, Illinois 62525-1805.

Any proposal by a shareholder to be presented at the next Annual Meeting must be received at Illinova's executive offices not later than November 1, 1996.

Other Business

Management does not know of any matter which will be presented for consideration at the Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting.

By Order of the Board of Directors,


Leah Manning Stetzner,
General Counsel and Corporate Secretary
Decatur, Illinois
March 1, 1996

appendix: 1995 annual report to shareholders

Table of Contents
-----------------
Management's Discussion and Analysis	                       A-2
Responsibility for Information	                             A-10
Report of Independent Accountants	                          A-10
Consolidated Statements of Income	                          A-11
Consolidated Balance Sheets	                                A-12
Consolidated Statements of Cash Flows	                      A-13
Consolidated Statements of Retained Earnings (Deficit)	     A-13
Notes to Consolidated Financial Statements	                 A-14
Selected Consolidated Financial Data	                       A-32
Selected Illinois Power Company Statistics	                 A-33

management's discussion and analysis

In this report, we make reference to the Consolidated Financial Statements, related Notes to Consolidated Financial Statements, Selected Consolidated Financial Data and Selected Illinois Power Company Statistics for information concerning consolidated financial position and results of operations. A discussion of the factors having significant impact upon consolidated financial position and consolidated results of operations since January 1, 1993, is below.

Illinova Subsidiaries

The Consolidated Financial Statements include the accounts of: Illinova Corporation (Illinova), a holding company; Illinois Power Company (IP), a combination electric and gas utility; Illinova Generating Company (IGC), which invests in energy-related projects throughout the world; and Illinova Power Marketing, Inc. (IPMI), which is in the business of marketing energy, energy-related services and natural gas.

On May 16, 1995, IPMI gained Federal Energy Regulatory Commission (FERC) approval to buy electricity from various producers not affiliated with IP and to sell electricity at market rates to such wholesale customers as utilities, electric cooperatives and municipalities. In January 1995, IPMI established operating headquarters in Salt Lake City, Utah.

See" Note 2-Illinova Subsidiaries" of the "Notes to Consolidated Financial Statements" for additional information. IP's consolidated financial position and results of operations are currently the principal factors affecting Illinova's consolidated financial position and results of operations.

Open Access and Wheeling

On March 29, 1995, the FERC issued a Notice of Proposed Rulemaking (NOPR) designed to encourage a more fully competitive wholesale electric market through mandated open access to public utility transmission facilities, at rates to be determined, at the outset, by the FERC. Transmission of electricity for a customer who is not an end-user, or for delivery to an end-user who is not a customer of the transmitting utility is called, respectively, wholesale wheeling and retail wheeling. Under the FERC's proposal, all transmission-owning public utilities were required to file nondiscriminatory open-access transmission tariffs, available to all wholesale sellers and buyers of electric energy.

On March 20, 1995, IP filed three transmission service tariffs that offer eligible transmission customers the same or comparable transmission service on terms comparable to service IP provides itself. On May 16, 1995, the FERC accepted IP's open-access tariff filings. It's too soon to predict the long-term financial inpact of increasing access and other issues arising from such access.

Competition

In March 1995, IP was instrumental in developing a legislative proposal, Energy Choice 2000, which is designed to reform Illinois' regulatory laws governing utilities. Energy Choice 2000 establishes the framework for a managed transition for utilities to operate in an increasingly competitive environment. The proposal outlines a time frame for all classes of customers to benefit from competition, beginning in the year 2000. In May 1995, the Illinois General Assembly passed Senate Joint Resolution 21, which established the Joint Committee on Electric Utility Regulatory Reform and directed it to use Energy Choice 2000 "as a key element for developing legislative proposals for reducing regulation, increasing customer choice and promoting and facilitating competition in Illinois' electirc utility industry." The Joint Committee on Electric Utility Regulation Reform is directed to proivde a final legisltaion proposal during the fourth quarter of 1996.

On September 11, 1995, IP filed a proposal with the Illinois Commerce Commission (ICC) seeking its approval to conduct an open-energy access experiment beginning in 1996. The experiment would allow approximately 20 industrial customers to purchase electricity and related services from other sources. IP would transmit (wheel) the electricity over its lines. IP will seek FERC approval of the experiment after receipt of ICC approval, anticipated in the second quarter of 1996.

The maximum total load involved in this experiment represents approximately 1 percent of IP's total load, or about $7.5 million in net annual revenue. IP expects the earnings impact to be immaterial. Any loss of sales would be partially offset by revenues obtained by selling the surplus energy and capacity on the open market and by transmission and ancillary service charges necessary for customers to obtain energy from an alternative supplier, as well as by corresponding reductions in fuel and other variable operating costs.

The open-access experiment will allow IP to evaluate the financial, operational and service impacts of transporting power from other suppliers to customers. Additionally, regulators and legislators will benefit from the experiment by observing open-energy access in a "laboratory setting" while they look for ways to bring the benefits of competition to all customers. Finally, it will give customers opportunity to gain experience in arranging their power supplies and transmission requirements and managing their operations under an open-energy access scenario.

The issue of competition is one that raises both risks and opportunities. At this time, the ultimate effect of competition on Illinova's consolidated financial position and results of operations is uncertain. See "Note 1-Summary of Significant Accounting Policies" of the "Notes to Consolidated Financial Statements" for additional discussion of the effects of regulation.

Enhanced Retirement

In December 1994, IP announced plans for voluntary enhanced retirement and severance programs. During the fourth quarter of 1995, 727 employees accepted enhanced retirement or severance under these programs. At January 1, 1996, Illinova employed 3,596 people, as compared to 4,350 at December 31, 1994. The combined enhanced retirement and severance programs generated a pre-tax charge of $38 million against fourth quarter 1995 earnings and will generate savings of approximately $36 million annually, starting in 1996.

Consolidated Results
of Operations

Overview

Earnings (loss) applicable to common stock were $148 million for 1995, $158 million for 1994 and $(82) million for 1993. Earnings (loss) per common share were $1.96 for 1995 ($2.26 before the one-time charge of $38 million for enhanced retirement and severance), $2.09 for 1994 and $(1.08) for 1993. The 1995 earnings per share include $(.30) net-of-tax for the enhanced retirement and severance program and $(.05) for the carrying amount under consideration paid for IP preferred stock redeemed in December 1995. The 1995 earnings also reflect increased electric sales due to unseasonably warm summer weather, partially offset by increased operating and maintenance expenses due to the Clinton Power Station (Clinton) refueling and maintenance outage.
The 1994 earnings per share include $.08 for the carrying amount over consideration paid for IP preferred stock redeemed in December 1994 and an increase in gas rates as a result of IP's 1994 gas rate order. The 1994 earnings also reflect increased electric sales, lower operating and maintenance expenses due to ongoing cost management efforts, no Clinton refueling and maintenance outage and lower financing costs. In 1993, Illinova's earnings were $118 million, or $1.57 per common share, excluding the September write-off of disallowed Clinton post-construction costs of $200 million, or $2.65 per share, net of income taxes. The 1993 earnings before the write-off reflect increased electric and gas sales due to closer-to-normal temperatures, increased interchange sales, lower operating and maintenace expenses and lower interest expense as a result of refinancing efforts.

The ICC and FERC determine IP's rates, at the retail and wholesale levels, respectively, for electric service, and the ICC determines IP's rates for gas service. These rates are designed to recover the cost of service and allow shareholders the opportunity to earn a fair rate of return. Future electric and natural gas sales, including interchange sales, will continue to be affected by an increasingly competitive marketplace, changes in the regulatory environment, increased transmission access, weather conditions, competing fuel sources, interchange market conditions, plant availability, fuel cost recoveries, customer conservation efforts and the overall economy.

Operating Revenues
(Millions of Dollars)

1995               $1,641.4
1994                1,589.5
1993                1,581.2
1992                1,479.5
1991                1,474.9


Illinois Power - Results of Operations
Electric Operations - For the years 1993 through 1995, electric revenues including interchange increased 8.1% and the gross electric margin increased
8.7% as follows:
---------------------------------------------------------
(Millions of dollars)         		1995     		1994    		1993
---------------------------------------------------------
Electric revenues	          $	1,252.6	$	1,177.5	$	1,135.6
Interchange revenues		          116.3	   	110.0   		130.8
Fuel cost & power purchased  		(333.4) 		(319.2) 		(313.6)
---------------------------------------------------------
	Electric margin	           $	1,035.5 $  	968.3	$  	952.8
=========================================================

The components of annual changes in electric revenues:

---------------------------------------------------------
(Millions of dollars)	          	1995	    	1994	    	1993
---------------------------------------------------------
Price	                         $	13.3  	$	(23.2)	$	(30.0)
Volume and other	               	42.7	    	44.1   		72.1
Fuel cost recoveries		           19.1    		21.0  		(24.4)
---------------------------------------------------------
	Revenue increase	             $	75.1  	$ 	41.9 	$ 	17.7
=========================================================

1995 - The 6.4% increase in electric revenues was primarily due to a 1.9% increase in kilowatt-hour sales to ultimate consumers (excluding interchange sales and wheeling). Volume increases resulted from higher residential sales (4.8%) and higher commercial sales (8.2%) due to an improving economy and warmer summer temperatures compared to 1994. Industrial sales remained essentially unchanged from 1994. Interchange revenues increased $6.3 million (5.8%) as a result of increased sales opportunities.

1994 - The 3.7% increase in electric revenues was primarily due to a 6.3% increase in kilowatt-hour sales to ultimate consumers (excluding interchange sales and wheeling). Volume increases resulted from higher commercial sales (8.3%) and higher industrial sales (7.0%) due to an improving economy. Residential sales remained essentially unchanged from 1993 primarily due to milder temperatures in 1994 as compared to 1993. Interchange sales decreased 19.6% from 1993 levels primarily due to unusually large sales opportunities in 1993.

Major Sources of Electric Energy
(Millions of Megawatt-hours)

                       1995             1994           1993
Fossil                  14.5             13.2           13.1
Nuclear                  5.3              6.4            5.1
Purchases                3.2              3.1            5.1


1993 - The 1.6% increase in electric revenues was primarily due to a 3.2% increase in kilowatt-hour sales to ultimate consumers (excluding interchange sales and wheeling) reflecting closer-to-normal temperatures during the summer season. Volume increases resulted from higher residential sales (9.9%), commercial sales (6.3%), and industrial sales (.5%). The increase in electric revenues was partially offset by the reduction in rates resulting from the August 1992 ICC Rehearing Order. Interchange revenues increased $57.8 million (79.2%) primarily as a result of increased sales opportunities.

The cost of meeting IP's system requirements was reflected in fuel costs for electric plants and power purchased. Changes in these costs are below:
----------------------------------------------------
(Millions of dollars)		       1995	   	1994	   	1993
----------------------------------------------------
Fuel for electric plants
	Volume and other           	$	9.8  	$	13.8   	$	3.5
	Price		                     (35.5) 		(14.3)   		7.4
	Emission allowances		        18.5     ---      ---
	Fuel cost recoveries		       14.5	   	32.0  		(24.6)
----------------------------------------------------
                            			7.3   		31.5  		(13.7)

Power purchased	              	6.9	  	(25.9)  		54.5
----------------------------------------------------
	Total increase	            $	14.2   	$	5.6  	$	40.8
====================================================
Weighted average system
generating fuel cost ($/MWH)$	11.41	$	12.72 	$	13.88
====================================================

System load requirements, generating unit availability, fuel prices, purchased power prices, resale of energy to other utilities, emission allowance purchases and fuel cost recovery through the Uniform Fuel Adjustment Clause (UFAC) caused changes in these costs.

Equivalent Availability - Clinton and Fossil

                       Clinton                Fossil
1995                     76%                   81%
1994                     92%                   78%
1993                     73%                   85%
1992                     62%                   82%
1991                     76%                   81%


Changes in factors affecting the cost of fuel for electric generation are below:

------------------------------------------------------
                           			1995   		1994    		1993
------------------------------------------------------
Increase in generation      		1.9%   		8.2%    		2.5%
Generation mix
	Coal and other	             	73%	     	67%     		72%
	Nuclear		                    27%     		33%     		28%
======================================================

1995 - The cost of fuel increased 2.8% and electric generation increased 1.9%. The increase in fuel cost was attributable to the effects of the UFAC, the increase in higher-cost fossil generation and the cost of emission allowances. Clinton's equivalent availability and generation were lower in 1995 as compared to 1994 due to the scheduled refueling and maintenance outage. Clinton returned to service April 29, 1995, after completing its fifth refueling and maintenance outage, which began March 13, 1995. Power purchased increased
$6.9 million.

Fuel Cost Per Million BTU

                 Fuel Cost             Percent of Generation
Coal              $1.34                      70.8%
Nuclear             .81                      27.7%
Gas                2.08                       1.1%\
Oil                4.44                        .1%
Tires               .88                        .3%


1994 - The cost of fuel increased 13.4% and electric generation increased 8.2%. The increase in fuel cost was attributable to the effects of the UFAC, partially offset by a decrease in fossil generation and an increase in lower-cost nuclear generation. Clinton's equivalent availability and generation were higher in 1994 as compared to 1993 due to no refueling and maintenance outage. Power purchased for the period decreased $25.9 million. Unusually large interchange sales opportunities during 1993, which did not recur in 1994, were the primary cause of the decrease in power purchased.

1993 - The cost of fuel decreased 5.5%, while electric generation increased 2.5%. The decrease in fuel cost was attributable to the effects of the UFAC and lower generation at IP's largest fossil plant. The decrease was partially offset by an increase in transportation costs due to flooding in the Midwest and a United Mine Workers' strike. Power purchased for the period increased $54.5 million. Coal delivery concerns and coal conservation measures stemming from the United Mine Workers' strike, combined with favorable interchange prices and increased sales opportunities, contributed to IP's increase in purchased power. Clinton returned to service December 10, 1993, after completing its fourth refueling and maintenance outage, which began September 26, 1993.

Gas Operations - For the years 1993 through 1995, gas revenues including transportation decreased 13.4% while the gross margin on gas revenues increased 4.9% as follows:
---------------------------------------------------
(Millions of dollars)		       1995	   	1994 		1993
---------------------------------------------------
Gas revenues	              $	264.5 	$	293.2	$	306.8
Gas cost		                  (138.8)		(172.4)	(187.3)
Transportation revenues		      8.0	    	8.8	   	8.0
----------------------------------------------------
	Gas margin	               $	133.7	 $	129.6	$	127.5
====================================================
(Millions of therms)
Therms sold                 		588    		584   		597
Therms transported          		273    		262   		229
----------------------------------------------------
	Total consumption          		861    		846   		826
====================================================

Changes in the cost of gas purchased for resale:
--------------------------------------------------------
(Millions of dollars)          		1995   		1994   		1993
--------------------------------------------------------
Gas purchased for resale
	Cost (excluding take-or-pay)	$	(43.1) 	$	(6.4)	$	13.3
	Take-or-pay costs	              	(.4)   		2.8   		5.3
	Volume	                        	25.3	  	(13.6) 		(3.4)
	Gas cost recoveries	          	(15.4)   		2.3  	  	.2
--------------------------------------------------------
	Total increase (decrease)   	$(33.6) 	$ (14.9)	$	15.4
--------------------------------------------------------
Average cost per therm delivered$ .201  $	.261  $	.275
========================================================

The 1995 decrease in the cost of gas purchased was due to lower gas prices caused by unusually warm winter weather nationwide. The 1994 decrease in the cost of gas purchased was primarily due to lower gas prices, the expanded use of additional gas storage and a decrease in therms purchased. Also contributing to the higher gas margins in 1995 and 1994 was the 6.1% increase in the gas base rates approved by the ICC in April 1994. The 1993 increase in the cost of gas purchased was primarily due to an increase in the price of purchased gas and take-or-pay costs.

Other Expenses and Taxes - A comparison of significant increases (decreases) in other expenses and deferred Clinton costs for the last three years is presented in the following table:

---------------------------------------------------------
(Millions of dollars)           1995       1994      1993
---------------------------------------------------------
Other operating expenses       $(.3)      $(9.2)    $(2.1)
Maintenance                    10.4       (11.2)     (1.3)
Depreciation and amortization   7.2         6.4       6.0
==========================================================

The increase in maintenance expense for 1995 is primarily due to the refueling and maintenance outage at Clinton. The decrease in operating and maintenance expenses for 1994 is due to ongoing re-engineering efforts, improved operating efficiencies at IP's fossil plants and at Clinton, and no refueling and maintenance outage at Clinton. The decrease in operating and maintenance expenses for 1993 is primarily due to decreased costs at Clinton, partially offset by increased fossil plant maintenance. The 1995 and 1994 increases in depreciation expense are due primarily to a higher utility plant balance in 1995 and1994 as compared to 1994 and 1993.
The 1993 increase in depreciation expense was due principally to the effects of the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." See "Note 1-Summary of Significant Accounting Policies" of the "Notes to Consolidated Financial Statements" for additional information. The 1994 and 1993 increases in depreciation expense are partially offset by the decrease in deferred Clinton costs as a result of the September 1993 write-off of disallowed Clinton post-construction costs.

Operating and Maintenance Expenses
(Millions of Dollars)

1995           $359.7
1994            349.6
1993            370.0
1992            373.4
1991            340.6

Other Income and Deductions - Total allowance for funds used during construction (AFUDC), a non-cash item of income, decreased in 1995 compared to non-cash item of income, decreased in 1995 compared to 1994 due to decreased eligible capital expenditures. The 1994 increase was due to higher construction work-in-progress balances eligible for AFUDC, partially offset by a lower AFUDC rate. The AFUDC effective rate was 6.5%, 7.0% and 7.5% in 1995, 1994 and 1993, respectively. The 1994 increase was primarily due to a decrease in allocated income taxes.

Interest Charges - Total interest charges increased $4.1 million in 1995, and decreased $21.0 million in 1994 and $3.7 million in 1993. The 1995 increase was due to increased short-term borrowings at higher rates. The 1994 and 1993 decreases were primarily due to the refinancing with lower-cost debt and the retirement of debt from 1992 through 1994. From 1992 to 1994, IP retired or refinanced approximately $1.5 billion of long-term debt, excluding revolving loan agreements, with a weighted average interest rate of 9.27%. During this time, IP issued approximately $1.4 billion of new debt at a weighted average interest rate of 6.97%.

Inflation - Inflation, as measured by the Consumer Price Index, was 2.5%, 2.5% and 3.1% in 1995, 1994 and 1993, respectively. IP recovers historical rather than current plant costs in rates.

LIQUIDITY AND CAPITAL RESOURCES

Regulatory Matters

UFAC Suspension - On June 26, 1995, IP filed a petition with the ICC for permission to eliminate its UFAC by adjusting base rates to include projected fuel costs. IP filed its petition under a procedure that allows the ICC to grant or deny the specific proposal, but not to subject it to hearings or require that it be modified. IP believes that continuation of the UFAC creates disincentives to efficient decisions made on a total cost basis; that the UFAC is inconsistent with a competitive environment;
and that the significance of fuel costs as a component of total costs has diminished, thereby reducing the need for a UFAC as a risk-reduction mechanism. On August 8, 1995, the ICC voted three to two to deny IP's petition. IP is currently reviewing its alternatives in light of the decision.

1994 Gas Rate Order - On April 6, 1994, the ICC approved an increase of $18.9 million, or 6.1%, in IP's gas base rates. For customers, the increase is partially offset by savings from lower gas costs resulting from the expansion of the Hillsboro gas storage field. The approved authorized rate of return on rate base is 9.29%, with a rate of return on common equity of 11.24%. Concurrent with the gas rate increase, IP's gas utility plant composite depreciation rate decreased to 3.4%.

Dividends

On December 13, 1995, Illinova increased the quarterly common stock dividend 12%, declaring the common stock dividend for the first quarter of 1996 at $.28 per share, payable February 1, 1996, to shareholders of record as of January 10, 1996. On October 12, 1994, Illinova increased the quarterly common stock dividend 25%, declaring the common stock dividend for the first quarter of 1995 at $.25 per share.

Capital Resources and Requirements

Illinova and IP need cash for operating expenses, interest and dividend payments, debt and certain IP preferred stock retirements, and construction programs. To meet these needs, Illinova and IP have used internally generated funds and external financings including the issuance of IP preferred stock, debt and revolving lines of credit. The timing and amount of external financings depend primarily on economic and financial market conditions, cash needs and capitalization ratio objectives. To a significant degree, the availability and cost of external financing depend on the financial health of the company seeking those funds.

Cash flows from operations during 1995 provided sufficient working capital to meet ongoing operating requirements, to service existing common and IP preferred stock dividends and debt requirements, and to meet all of IP's construction requirements. Additionally, Illinova expects future cash flows will enable it to meet future operating requirements and continue to service IP's existing debt, IP's preferred and Illinova's common stock dividends, IP's sinking fund requirements and all of IP's anticipated construction requirements. The current ratings of securities by two principal securities rating agencies are as follows:

--------------------------------------------------------
                                          						Standard
                           				Moody's	         & Poor's
---------------------------------------------------------
IP first/new mortgage bonds				Baa2	              BBB
IP preferred stock			         	baa3	             	BBB-
IP commercial paper			         	P-2	              A-2
=========================================================

These ratings are an indication of Illinova's and IP's financial position and may affect the cost of securities, as well as the willingness of investors to invest in these securities. Under current market conditions, these ratings are unlikely to impair Illinova's or IP's ability to issue, or significantly increase the cost of issuing additional securities through external financing. Illinova and IP have adequate short-term and intermediate-term bank borrowing capacity.

In 1993, Standard & Poor's (S&P) published revised standards for review of utility business and financial risks, based in part on a subjective evaluation of such factors as anticipated growth in service territory, industrial sales as a proportion of total revenues, regulatory environment and nuclear plant ownership. S&P's preliminary assessment placed IP, along with approximately one-third of the industry, in the "somewhat below average" category. On April 13, 1994, S&P lowered IP's mortgage bond rating to BBB from BBB+. This action came after S&P reviewed IP's specific business position in light of the revised standards. In August 1995, S&P changed the assessment to "low average" and revised its ratings outlook to positive from stable. In February 1996, Moody's also revised its ratings outlook to positive from stable. IP's revised rating assessments reflect prospects for continued financial strengthening driven by gradual debt reduction, rigorous cost controls and moderate sales growth.

In February, 1995, IP redeemed $12 million of 8.00% mandatorily redeemable serial preferred stock. In May 1995, IP redeemed the remaining $24 million of 8.00% mandatorily redeemable serial preferred stock. In March 1995, IP redeemed $.2 million of 7.56% serial preferred stock and $3 million of 8.24% serial preferred stock. In December 1995, IP redeemed $34.7 million of 8.00% serial preferred stock, $33.6 million of 7.56% serial preferred stock and $27 million of 8.24% serial preferred stock.

In February 1994, IP redeemed $12 million of 8.00% mandatorily redeemable serial preferred stock and issued $35.6 million of First Mortgage Bonds, 5.7% Series due 2024 (Pollution Control Series K). In May 1994, IP retired $35.6 million of First Mortgage Bonds, 11 5/8% Series due 2014 (Pollution Control Series D) with the proceeds of the debt issuance. In August 1994, IP retired $100 million of 8 1/2% debt securities.

Illinois Power Financing I (IPFI), is a statutory business trust in which IP serves as sponsor. IPFI issued $100 million of trust originated preferred securities (TOPrS) at 8% (4.8% after-tax rate) in January 1996. The TOPrS were issued by IPFI, which invested the proceeds in an equivalent amount of IP subordinated debentures due in 2045. The proceeds were used by IP to repay short-term indebtedness on varying dates on or before March 1, 1996. IP incurred the indebtedness in December 1995, to redeem $95.3 million (principal value) of higher-cost outstanding preferred stock of IP. The carrying amount under consideration paid for redeemed IP preferred stock amounted to $3.5 million which was recorded in equity and included in Net income applicable to common stock. See "Note 10-Preferred Stock of Subsidiary" of the "Notes to Consolidated Financial Statements" for additional information.

Illinois Power Capital, L.P., (IP Capital), is a limited partnership in which IP serves as a general partner. IP Capital issued $97 million of tax-advantaged monthly income preferred securities (MIPS) at 9.45% (5.67% after-tax rate) in October 1994. The proceeds were loaned to IP and were used to redeem $97 million (principal value) of higher-cost outstanding preferred stock of IP. The carrying amount over consideration paid for redeemed preferred stock amounted to $6.4 million which was recorded in equity and included in Net income applicable to common stock. See "Note 10-Preferred Stock of Sudsidiary" of the "Notes to Consolidated Financial Statements" for additional information.

In December 1994, IP issued $84.1 million of First Mortgage Bonds, 7.4% Series due 2024 (Pollution Control Series L). In March 1995, the proceeds of the debt issuance were used to retire $84.1 million of First Mortgage Bonds, 10 3/4% Series due 2015 (Pollution Control Series E). In August 1995, IP purchased $5 million of 8.75% First Mortgage Bonds on the open market.
See "Note 9--Long-Term Debt of Subsidiary" of the "Notes to Consolidated Financial Statements" for additional information.

For the years 1995, 1994 and 1993, changes in long-term debt and IP preferred stock outstanding, including normal maturities and elective redemptions, were as follows:

                                      (Millions of dollars)
		                                1995		     1994  		 1993
Bonds       	                   $ 	(5) 	  $ 	(10)  	 $ 	35
Other long-term debt   	            -  		   (100)   		   -
Preferred stock           		     (135)	       	6  		   (51)
	Total decrease    	          $ 	(140)  	$ 	(104)  	 $ (16)

The amounts shown in the preceding table for debt retirements do not include all mortgage sinking fund requirements. IP has generally met these requirements by pledging property additions as permitted under IP's 1943 Mortgage and Deed of Trust. For additional information, see "Note 9--Long-Term Debt of Subsidiary" and "Note 10-- Preferred Stock of Subsidiary" of the "Notes to Consolidated Financial Statements." See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for information related to coal and gas purchases, nuclear fuel commitments and emission allowance purchases.

In 1992, IP executed a new general obligation mortgage (New Mortgage) to replace, over time, IP's 1943 Mortgage and Deed of Trust (First Mortgage). Both mortgages are secured by liens on substantially all of IP's properties.
A corresponding issue of First Mortgage bonds, under the First Mortgage, secures bonds issued under the New Mortgage. At December 31, 1995, based on the most restrictive earnings test contained in the First Mortgage, IP could issue approximately $1.2 billion of additional First Mortgage bonds for other than refunding purposes. The amount of available unsecured borrowing capacity totaled $144 million at December 31, 1995. Also at December 31, 1995, the unused portion of Illinova and IP total bank lines of credit was $404 million. As of December 31, 1995, IP had $120 million of unissued debt securities and $56.5 million of unissued preferred stock authorized by the Securities and Exchange Commission in September 1993 and August 1993, respectively.

Capital expenditures for the years 1993 through 1995 were approximately $680.7 million, including $22.5 million of AFUDC. Illinova estimates that $1.56 billion will be required for construction and capital expenditures during the 1996-2000 period as follows:

Five-Year Period
--------------------------------------------------------------------
(Millions of dollars)			                      	1996	      1996-2000
--------------------------------------------------------------------
Construction requirements
	Electric generating facilities           			$ 	45 	        $ 	236
	Electric transmission and
	  distribution facilities   		               		68           		249
	General plant      				                        24            		86
	Gas facilities      		                       		28           		110
	   Total construction requirements         			165           		681
Nuclear fuel       	                         			25           		135
Debt retirements      	                      			62           		362
Investments in subsidiaries   		              		77           		381
----------------------------------------------------------------------
	   Total                                			 $	329        	$	1,559
======================================================================

See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for additional information. Internal cash generation will meet substantially all construction and capital requirements.

Environmental Matters

See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for a discussion of the Clean Air Act and manufactured-gas plant sites.

Tax Matters

See "Note 7--Income Taxes" of the "Notes to Consolidated Financial Statements" for a discussion of effective tax rates and other tax issues.

Accounting Matters

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" (FAS 121), effective for fiscal years beginning after December 15, 1995. FAS 121 requires that an entity review long-lived assets for impairment when events indicate that the carrying amount of an asset may not be recoverable. For regulated enterprises, FAS 121 amends FASB Statement No. 71, "Accounting for the Effects of Certain Types of REgulation" (FAS71), requiring that an impairment be recognized for regulatory assets no longer meeting the criteria of paragraph 9 of FAS 71. This standard is not currently expected to materially impact the consolidated financial position or results of operations of Illinova or IP.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), effective for fiscal years beginning after December 15, 1995. FAS 123 establishes a fair-value based method of accounting for employee stock-based compensation plans and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value-based method currently prescribed under APB Opinion No. 25 and related pronouncements, provided certain fair-value pro forma disclosures are made. Illinova is continuing to evaluate its alternatives under this standard.

The FASB continues to review the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning. See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for a discussion of decommissioning.

responsibility for information

The consolidated financial statements and all information in this annual report are the responsibility of management. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements. In the opinion of management, the consolidated financial statements fairly reflect Illinova's financial position, results of operations and cash flows.

Illinova believes that its accounting and internal accounting control systems are maintained so that these systems provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that the financial records are reliable for preparing the consolidated financial statements.

The consolidated financial statements have been audited by Illinova's independent accountants, Price Waterhouse LLP, in accordance with generally accepted auditing standards. Such standards include the evaluation of internal accounting controls to establish a basis for developing the scope of the examination of the consolidated financial statements. In addition to the use of independent accountants, Illinova maintains a professional staff of internal auditors who conduct financial, procedural and special audits.
To assure their independence, both Price Waterhouse LLP and the internal auditors have direct access to the Audit Committee of the Board of Directors.

The Audit Committee is composed of members of the Board of Directors who are not active or retired employees of Illinova. The Audit Committee meets with Price Waterhouse LLP and the internal auditors and makes recommendations to the Board of Directors concerning the appointment of the independent accountants and services to be performed. Additionally, the Audit Committee meets with Price Waterhouse LLP to discuss the results of their annual audit, Illinova's internal accounting controls and financial reporting matters.
The Audit Committee meets with the internal auditors to assess the internal audit work performed, including tests of internal accounting controls.




Larry D. Haab  	Larry F. Altenbaumer
Chairman, President 	Chief Financial Officer,
and Chief Executive Officer	Treasurer and Controller

report of independent accountants
Price Waterhouse LLP
To the Board of Directors
of Illinova Corporation

In our opinion, the consolidated financial statements of Illinova Corporation and its subsidiaries appearing on pages A-11 through A-31 of this report present fairly, in all material respects, the financial position of Illinova Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Price Waterhouse LLP
St. Louis, Missouri
February 2, 1996

Illinova Corporation


consolidated statements of income

                                (Millions of dollars except per share amounts)
------------------------------------------------------------------------------
For the Years Ended December 31,             	1995         	1994         	1993

Operating Revenues

Electric        	                          $ 1,252.6	    $ 1,177.5	   $ 1,135.6
Electric interchange	                          116.3	        110.0	       130.8
Gas	                                           272.5	        302.0	       314.8
-------------------------------------------------------------------------------
	Total	                                      1,641.4	      1,589.5	     1,581.2
-------------------------------------------------------------------------------
Operating Expenses and Taxes

Fuel for electric plants	                      273.9	        266.6	       235.1
Power purchased	                                59.5	         52.6	        78.5
Gas purchased for resale	                      138.8	        172.4	       187.3
Other operating expenses	                      259.7	        260.0	       269.2
Maintenance	                                   100.0	         89.6	       100.8
Enhanced retirement and severance	              37.8          --            --
Depreciation and amortization	                 186.5	        179.3	       172.9
General taxes	                                 135.0	        130.3	       125.6
Income taxes	                                  125.8	        118.3	       106.5
-------------------------------------------------------------------------------
	Total	                                      1,317.0	      1,269.1	     1,275.9
-------------------------------------------------------------------------------
Operating income	                              324.4	        320.4	       305.3
-------------------------------------------------------------------------------
Other Income and Deductions

Allowance for equity funds used
   during construction	                          ---           3.8          2.7
Disallowed Clinton costs	                        ---          ---        (271.0)
Income tax effects of disallowed costs	          ---          ---         	70.6
Miscellaneous-net	                             (7.1)         	(9.1)	       (3.0)
--------------------------------------------------------------------------------
	Total	                                        (7.1)         	(5.3)     	(200.7)
--------------------------------------------------------------------------------
Income before interest charges	               317.3	         315.1	       104.6
--------------------------------------------------------------------------------
Interest Charges

Interest expense	                             148.0	         143.9	       164.9
Allowance for borrowed funds used during
   construction	                               (6.0)         	(5.5)       	(4.5)
Preferred dividend requirements of subsidiary	 23.7	          24.9	        26.1
--------------------------------------------------------------------------------
	Total	                                       165.7	         163.3	       186.5
--------------------------------------------------------------------------------
Net income (loss)	                            151.6	         151.8        (81.9)

Carrying amount over (under) consideration paid for
redeemed preferred stock of subsidiary	        (3.5)          	6.4	         ---
--------------------------------------------------------------------------------
Net income (loss) applicable to
   common stock                              $148.1         $158.2       $(81.9)
================================================================================
Earnings (loss) per common share	            $ 1.96         $ 2.09       $(1.08)
Cash dividends declared per common share	    $ 1.03	        $ .65	       $ .40
Cash dividends paid per common share	        $ 1.00        	$ .80	       $ .80

Weighted average common shares	          75,643,937    	75,643,937  	75,643,937

See notes to consolidated financial statements which are an integral part of these statements.

Illinova Corporation

consolidated balance sheets
                                                          (Millions of dollars)
--------------------------------------------------------------------------------
December 31,		                                              1995         	1994
Assets
Utility Plant, At Original Cost

Electric (includes construction work in
   progress of $199.8 million and $202.8 million,
   respectively)	                                         $6,189.0	   $6,023.1
Gas (includes construction work in progress of
   $10.2 million and $16.8 million, respectively)	           625.9	      606.1
-------------------------------------------------------------------------------
                                                         		6,814.9    	6,629.2
Less -- accumulated depreciation	                          2,251.7	    2,102.7
-------------------------------------------------------------------------------
                                                         		4,563.2	    4,526.5
Nuclear fuel in process	                                       5.7	        6.2
Nuclear fuel under capital lease	                             95.2	      111.5
-------------------------------------------------------------------------------
                                                         		4,664.1	    4,644.2
Investments and Other Assets	                                 65.8	       37.4
Current Assets
Cash and cash equivalents	                                    11.3	       50.7
Notes receivable	                                              6.1	          -
Accounts receivable (less allowance for doubtful accounts of $3 million)
	Service	                                                    129.4	      110.4
	Other	                                                       13.2	       30.5
Accrued unbilled revenue   	                                  89.1	       78.9
Materials and supplies, at average cost
	Fossil fuel	                                                  9.9	       18.7
	Gas in underground storage	                                  18.5	       23.1
	Operating materials                                         	82.7	       92.1
Prepaid and refundable income taxes	                          19.6	       11.5
Prepayments and other	                                        20.8	       23.5
		                                                           400.6	      439.4
Deferred Charges
Deferred Clinton costs	                                      107.3	      110.8
Recoverable income taxes	                                    128.7	      147.3
Other	                                                       243.3	      197.6
		                                                           479.3	      455.7
	                                                   	     $5,609.8	   $5,576.7
Capital and Liabilities
Capitalization
Common stock -- No par value, 200,000,000 shares
authorized; 75,643,937 shares outstanding, stated at	     $1,424.6    $1,424.6
Less -- Deferred compensation -- ESOP	                        18.4	       23.5
Retained earnings	                                           129.6	       58.8
Less -- Capital stock expense	                                 8.8	        9.7
	Total common stock equity	                                1,527.0	    1,450.2
Preferred stock of subsidiary	                               125.6	      224.7
Mandatorily redeemable preferred stock of subsidiary	         97.0	      133.0
Long-term debt of subsidiary	                              1,739.3	    1,946.1
	Total capitalization	                                     3,488.9	    3,754.0
Current Liabilities
Accounts payable	                                            119.9	      108.2
Notes payable	                                               359.6	      238.8
Long-term debt and lease obligations of subsidiary
maturing within one year	                                     95.0	       33.5
Dividends declared	                                           23.0	       23.4
Taxes accrued	                                                44.8	       32.3
Interest accrued	                                             39.0	       38.4
Other	                                                        66.2	       55.8
		                                                           747.5	      530.4
Deferred Credits
Accumulated deferred income taxes	                         1,012.8	      978.6
Accumulated deferred investment tax credits	                 222.8	      230.9
Other	                                                       137.8	       82.8
(Commitments and Contingencies Note 4)	                    1,373.4	    1,292.3
		                                                        $5,609.8	   $5,576.7
See notes to consolidated financial statements which are an integral part of these statements.

Illinova Corporation
consolidated statements of cash flows
(Millions of dollars)
For the Years Ended December 31,      	       1995 	          1994 	     1993
Cash Flows From Operating Activities
Net income (loss)      	                   $     151.6	$     151.8	$    (81.9)
Items not requiring (providing) cash--
	Disallowed Clinton costs,
 net of income taxes	                              -           -        200.4
	Depreciation and amortization   	               190.0	      182.3	     176.6
	Allowance for funds used during construction	    (6.0)	      (9.3)	     (7.2)
	Deferred income taxes   	                        39.1	       36.4	      67.9
	Enhanced retirement and severance   	            37.8	         -         -
Changes in assets and liabilities --
	Accounts and notes receivable 	                  (7.8)	     (18.2)	    (21.3)
	Accrued unbilled revenue 	                      (10.2)	     (29.9)	     42.9
	Materials and supplies   	                       22.8	       (2.3)	      6.2
	Accounts payable    	                           (13.6)	     (20.6)	     13.8
	Interest accrued and other, net	                  9.5	      (21.6)	    (27.7)
Net cash provided by operating activities      	 413.2	      268.6     	369.7
Cash Flows From Investing Activities
Construction expenditures                      	(209.3)	    (193.7)	   (277.7)
Allowance for funds used during construction     	 6.0	        9.3	       7.2
Other investing activities      	                (34.9)	     (19.7)	     (8.2)
Net cash used in investing activities          	(238.2)	    (204.1)	   (278.7)
Cash Flows From Financing Activities
Dividends on common stock      	                 (75.6)	     (60.5)	    (60.5)
	Redemptions --
	   Short-term debt 	                           (213.6)	    (259.3)    (254.5)
	   Long-term debt of subsidiary                 	(5.2)	    (230.0)	   (832.0)
	   Preferred stock of subsidiary 	             (134.5)	     (91.0)	    (94.4)
	Issuances --
	   Short-term debt 	                            209.5	      405.8	     279.7
	   Long-term debt of subsidiary   	               -	        119.8	     866.8
	   Preferred stock of subsidiary   	              -	         97.0	      43.5
	Discount (premium) paid on redemption of
    long-term debt of subsidiary --                -          (2.8)	    (25.8)
	Other financing activities    	                   5.0	       (2.7)	    (12.6)
Net cash used in financing activities     	     (214.4)	     (23.7)	    (89.8)
Net change in cash and cash equivalents     	    (39.4)	      40.8	       1.2
Cash and cash equivalents at beginning of year    50.7         9.9	       8.7
Cash and cash equivalents at end of year $       11.3	$       50.7$       9.9
Illinova Corporation
consolidated statements of retained earnings (deficit)
(Millions of dollars)
For the Years Ended December 31,      	1995	1994	1993
Balance (deficit) at beginning of year	  $       58.8 $     (64.6)$      41.0
Net income (loss) before dividends	             175.3	      176.7	      (55.8)
		                                              234.1	      112.1	      (14.8)
Less --
	Dividends --
	   Preferred stock of subsidiary 	              23.6	       11.1	       20.1
	   Common stock 	                               77.4	       48.6	       29.7
Plus --
	Carrying amount over (under) consideration
	paid for redeemed preferred stock of subsidiary	(3.5)	       6.4	         -
		                                             (104.5)	     (53.3)	     (49.8)
Balance (deficit) at end of year	         $     129.6	$      58.8	$     (64.6)
See notes to consolidated financial statements which are an integral part of these statements.

notes to consolidated financial statements

Note 1--Summary of Significant Accounting Policies

Principles of Consolidation The consolidated financial statements include the accounts of Illinova Corporation (Illinova), a holding company, Illinois Power Company (IP), a combination electric and gas utility, Illinova Generating Company (IGC), a wholly owned subsidiary that invests in energy-related projects throughout the world and competes in the independent power market and Illinova Power Marketing, Inc. (IPMI), a wholly owned subsidiary in the business of marketing energy and energy-related services to various customers. See "Note 2--Illinova Subsidiaries" of the "Notes to Consolidated Financial Statements" for additional information.

IP's consolidated financial position and results of operations are currently the principal factors affecting Illinova's consolidated financial position and results of operations. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. All nonutility operating transactions are included in the section titled Other Income and Deductions, "Miscellaneous-net" in the Consolidated Statements of Income. Preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Prior year amounts have been reclassified on a basis consistent with the December 31, 1995, presentation.

Regulation IP is subject to regulation by the Illinois Commerce Commission
(ICC) and the Federal Energy Regulatory Commission (FERC) and, accordingly, prepares its consolidated financial statements based on the concepts of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (FAS 71), which requires that the effects of the ratemaking process be recorded. Such effects primarily concern the time at which various items enter into the determination of net income in order to follow the principles of matching cost and revenues.
Accordingly, IP records various regulatory assets and liabilities to reflect the actions of regulators. Management believes that IP currently meets the criteria for continued application of FAS 71, but will continue to evaluate significant changes in the regulatory and competitive environment to assess IP's overall compliance with such criteria. These criteria include: 1) whether rates set by regulators are designed to recover the specific costs of providing regulated services and products to customers and 2) whether regulators continue to establish rates based on cost. In the event that management determines that IP no longer meets the criteria for application of FAS 71, an extraordinary non-cash charge to income would be recorded in order to remove the effects of the actions of regulators from the consolidated financial position and results of operations. Illinova's principal accounting policies are:

Utility Plant The cost of additions to utility plant and replacements for retired property units is capitalized. Cost includes labor, materials and an allocation of general and administrative costs, plus an allowance for funds used during construction (AFUDC) as described below. Maintenance and repairs, including replacement of minor items of property, are charged to maintenance expense as incurred. When depreciable property units are retired, the original cost and dismantling charges, less salvage value, are charged to accumulated depreciation.

Regulatory Assets Significant regulatory assets include deferred Clinton Power Station (Clinton) post-construction costs, unamortized losses on reacquired debt, recoverable income taxes and manufactured-gas plant site cleanup costs.

Allowance For Funds Used During Construction The FERC Uniform System of Accounts defines AFUDC as the net costs for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used. AFUDC is capitalized at a rate that is related to the approximate weighted average cost of capital. In 1995, 1994 and 1993, the pre-tax rate used for all construction projects was 6.5%, 7.0% and 7.5%, respectively. Although cash is not currently realized from the allowance, it is realized under the ratemaking process over the service life of the related property through increased revenues, resulting from a higher rate base and higher depreciation expense.

Depreciation For financial statement purposes, IP depreciates the various classes of depreciable property over their estimated useful lives by applying composite rates on a straight-line basis. In 1995, 1994 and 1993, provisions for depreciation were 2.8% of the average depreciable cost for Clinton. Provisions for depreciation for all other electric plant were 2.6% in 1995 and 2.5% in 1994 and 1993. Provisions for depreciation of gas utility plant, as a percentage of the average depreciable cost, were 3.4% in 1995 and 1994 and 4% in 1993.

Amortization of Nuclear Fuel IP leases nuclear fuel from Illinois Power Fuel Company (Fuel Company) under a capital lease. Amortization of nuclear fuel (including related financing costs) is determined on a unit of production basis. See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for discussion of decommissioning and nuclear fuel disposal costs. A provision for spent fuel disposal costs is charged to fuel expense based on kilowatt-hours generated.

Deferred Clinton Costs In accordance with an ICC order in April 1987, IP began deferring certain Clinton post-construction operating and financing costs until rates to reflect such costs became effective (April 1989). After issuance of the March 1989 ICC rate order, deferral of Clinton post-construction costs ceased and amortization of the previously deferred post-construction costs over a 37.5-year period began. Although cash is not currently realized from these deferrals, it is realized under the ratemaking process over the service life of Clinton through increased revenues, resulting from a higher rate base and higher amortization expense.

Unamortized Debt Discount, Premium and Expense Discount, premium and expense associated with long-term debt are amortized over the lives of the related issues. Costs related to refunded debt are amortized over the lives of the related new debt issues or the remaining life of the old debt if no new debt is issued.

Revenue and Energy Cost IP records revenue for services provided but not yet billed to more closely match revenues with expenses. Unbilled revenues represent the estimated amount customers will be billed for service delivered from the time meters were last read to the end of the accounting period. Operating revenues include related taxes that have been billed to customers in the years 1995, 1994 and 1993 in the amount of $66 million, $66 million and $65 million, respectively. The cost of fuel for the generation of electricity, purchased gas adjustment clauses. Accordingly, allowable energy costs that are to be passed on to customers in a subsequent accounting period are deferred. The recovery of costs deferred under these clauses is subject to review and approval by the ICC.

On April 6, 1994, the ICC approved an increase of $18.9 million, or 6.1%, in IP's gas base rates. The increase to customers is partially offset by savings from lower gas costs resulting from the expansion of the Hillsboro gas storage field. The approved authorized rate of return on rate base is 9.29%, with a rate of return on common equity of 11.24%.

Income Taxes Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109), deferred tax assets and liabilities are recognized for the tax consequences of transactions that have been treated differently for financial reporting and tax return purposes, measured on the basis of the statutory tax rates. In accordance with FAS 71, a regulatory asset (recoverable income taxes) has been recorded representing the probable recovery from customers of additional deferred income taxes established under FAS 109.

Investment tax credits used to reduce federal income taxes have been deferred and are being amortized to income over the "service life" of the property that gave rise to the credits. Illinova and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to the individual companies based on their respective taxable income or loss. See "Note 7--Income Taxes" of the "Notes to Consolidated Financial Statements" for additional discussion.

Preferred Dividend Requirements of Subsidiary Preferred dividend requirements of IP reflected in the Consolidated Statements of Income are recorded on the accrual basis and relate to the period for which the dividends are applicable.

Consolidated Statements of Cash Flows Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less. Capital lease obligations not affecting cash flows increased by $19 million, $28 million and $27 million during 1995, 1994 and 1993, respectively. Income taxes and interest paid are as follows:

                                                     Years ended December 31,
(Millions of dollars)		          1995		            1994  		           1993
Income taxes	                  $	64.7	           $	71.1	            $	26.0
Interest	                     $	152.4	          $	165.9	           $	166.4

The increase in income taxes paid from 1993 to 1994 was due to an increase in taxable income and the settlement of an IRS audit. The results of the settlement did not have a material effect on Illinova's or IP's financial position or results of operations. See "Note 7--Income Taxes" of the "Notes to Consolidated Financial Statements" for additional information.

Interest Rate Cap Premiums paid for the purchased interest rate cap agreements are being amortized to interest expense over the terms of the caps. Unamortized premiums are included in Current Assets, "Prepayments and Other," in the Consolidated Balance Sheets. Amounts to be received under the cap agreements are recognized as a reduction in interest expense.

Note 2--Illinova Subsidiaries

Illinova, a holding company, is the parent of IP, IGC and IPMI. IP, the primary business and subsidiary of Illinova, is engaged in the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the state of Illinois. IGC, Illinova's wholly owned independent power subsidiary, invests in energy-related projects throughout the world and competes in the independent power market. IPMI, Illinova's wholly owned subsidiary, is in the business of marketing energy and energy-related services to various customers.

In 1993, IGC invested in a 168 MW co-generation project in Teesside, England. In 1994, IGC became an equity partner with Tenaska, Inc., in four natural gas-fired generation plants, of which two are in operation, one is under construction and one is suspended. Tenaska, Inc. is an Omaha, Nebraska-based developer of independent power projects throughout the U.S. In August 1994, IGC purchased 50 percent of the North American Energy Services Company
(NAES). NAES supplies a broad range of operations, maintenance and support services to the worldwide independent power generation industry and will operate the Tenaska generation plants in which IGC purchased an equity interest. In November 1994, IGC became an equity partner in an 80 MW operating diesel engine-powered generating plant in Puerto Cortez, Honduras.

In March 1995, IGC invested in Brazos, a 258 MW plant located near Claiborne, Texas. In May 1995, IGC became an equity partner in the Indeck North American Power Fund (Fund). The Fund's first project, in June 1995, a 70 MW plant, was the Harbor Cogeneration Project in Long Beach, California. In August 1995, the Fund acquired the Pepperell Cogeneration Project, a 38 MW gas-fired combined cycle facility located in Pepperell, Massachusetts. In the fourth quarter of 1995, IGC completed its first investment in the People's Republic of China by investing in the Xinchang Project, a 24 MW coal-fired plant located in Zhejiang Province. Additionally, IGC invested in the Carbontec Project located near Gillette, Wyoming. This coal-drying facility will utilize a recently developed proprietary CARBONDRY process to dry moderate to high moisture coals. In December 1995, IGC signaled a limited liability company agreement to complete an initial investment in a 146 MW power project located near Aguaytia, Peru. Also, in December 1995, IGC invested in the Jamaica Energy Partners Project, a 74 MW barge-mounted facility located in Old Harbour, Jamaica. In 1996, IGC plans to make an equity investment in a 400 MW operating plant located in Columbia. See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for information about IGC contingencies.

At December 31, 1995, Illinova's net investment in IGC was $49 million.

On May 16, 1995, IPMI obtained approval from the FERC to conduct business as a marketer of electric power and gas to various customers outside IP's present service territory. In September 1995, IPMI began buying and selling wholesale electricity in the western United States. IPMI acquired 50 percent ownership in Tenaska Marketing Ventures (TMV) on April 17, 1995, with the ownership interest retroactive to January 1, 1995. In October 1995, IPMI and TMV formed a natural gas company, Tenaska Marketing Canada, to market gas in Canada. IPMI secured sales commitments of $12 million for 1996. See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for information about IPMI contingencies.

At December 31, 1995, Illinova's net investment in IPMI was $9 million.

In December 1995, Illinova established a new division, Illinova Energy Services, to provide energy-related services to customers inside and outside IP's service territory. These services involve the ways energy is used and distributed after its delivery at the meter.

Note 3--Clinton Power Station
IP and Soyland Power Cooperative, Inc. (Soyland) share ownership of Clinton, with IP owning 86.8% and Soyland owning 13.2%. IP's ownership percentage is reflected in Utility Plant, at Original Cost, and in accumulated depreciation in the Consolidated Balance Sheets. Clinton was placed in service in 1987 and represents approximately 18% of IP's installed generation capacity. The investment in Clinton and its related deferred costs represented approximately 51% of Illinova's total assets at December 31, 1995. IP's 86.8% share of Clinton-related costs represented 34% of Illinova's total 1995 other operating, maintenance and depreciation expenses. Clinton's equivalent availability was 76%, 92% and 73% for 1995, 1994 and 1993, respectively. Clinton's equivalent availability was higher in 1994 due to no refueling outage.

Ownership of an operating nuclear generating unit exposes IP to significant risks, including increased and changing regulatory, safety and environmental requirements and the uncertain future cost of closing and dismantling the unit. IP expects to be allowed to continue to operate Clinton; however, if any unforeseen or unexpected developments prevent IP from doing so, Illinova and IP would be materially adversely affected. See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for additional information.

Rate and Regulatory Matters
1992 Rate Order A September 1993 decision by the Illinois Appellate Court, Third District (Appellate Court Decision), upheld key components of the August 1992 Rehearing Order (Rehearing Order) issued by the ICC. The Rehearing Order denied IP recovery of certain deferred Clinton post-construction costs, which were recorded from the time Clinton began operations (April 1987) to the time the ICC allowed IP to begin recovering these deferred costs in rates (March 1989), otherwise known as the regulatory lag period.

Based on IP's assessment of the Appellate Court Decision and in accordance with FAS 71, IP recorded a loss of $271 million ($200 million or $2.65 per share, net of income taxes) in September 1993.

Note 4--Commitments
and Contingencies

Commitments

Estimated capital requirements in 1996 are $267 million, which includes $113 million for electric facilities, $28 million for gas facilities, $25 million for nuclear fuel, $24 million for general plant and $77 million for non-regulated subsidiary activities. The estimated five-year construction program for 1996 through 2000 is $1.2 billion. These expenditures do not include capital expenditures for full compliance with the Clean Air Act, as discussed below.

In addition, IP has substantial commitments for the purchase of coal under long-term contracts. Estimated coal contract commitments for 1996 through 2000 are $664 million (excluding price escalation provisions). Total coal purchases for 1995, 1994 and 1993 were $168 million, $191 million and $184 million, respectively. IP has contracts with various natural gas suppliers and interstate pipelines to provide natural gas supply, transportation and leased storage. Estimated committed natural gas, transportation and leased storage costs (including pipeline transition costs) for 1996 through 2000 total $39 million. Total natural gas purchased for 1995, 1994 and 1993 was $150 million, $168 million and $188 million, respectively. IP's share of estimated nuclear fuel commitments for Clinton is approximately $26 million for uranium concentrates through 1998, $7 million for conversion through 2002, $47 million for enrichment through 1999 and $213 million for fabrication through 2017. IP is committed to purchase approximately $74 million of emission allowances through 1999. IP anticipates that all of these costs will be recoverable under IP's electric fuel and purchased gas adjustment clauses, if found by the ICC to be prudently incurred.

Insurance IP maintains insurance on behalf of IP and Soyland for certain losses involving the operation of Clinton. One insurance program provides coverage for physical damage to the plant. Based on a review of this insurance, IP has reduced its limits from $2.7 billion to $1.6 billion effective December 15, 1994. IP's insurance program has two layers: 1) a primary layer of $500 million provided by nuclear insurance pools; and 2) an excess coverage layer of $1.1 billion provided by an industry-owned mutual insurance company. In the event of an accident with an estimated cost of reactor stabilization and site decontamination exceeding $100 million, Nuclear Regulatory Commission (NRC) regulations require that insurance proceeds be dedicated and used first to return the reactor to, and maintain it in, a safe and stable condition. After providing for stabilization and decontamination, the insurers would then cover property damage up to a total payout of $1.38 billion. Second, the NRC requires decontamination of the reactor station site in accordance with the plan approved by the NRC. The insurers would provide up to $220 million to cover decommissioning costs in excess of funds already collected for decommissioning, as discussed later. In the event insurance limits are not exhausted, the excess will cover a portion of the value of the undamaged property. In addition, while IP has no reason to anticipate a serious nuclear accident at Clinton, if such an incident should occur, the claims for property damage and other costs would materially exceed the limits of current or available insurance coverage. IP also covers approximately $9 million per week of business interruption insurance coverage for its ownership share of Clinton through the industry-owned mutual insurance company in the event of an extended shutdown of Clinton due to accidental property damage. This insurance does not provide coverage until Clinton has been out of service for 21 weeks. Thereafter, the insurance provides up to 156 weeks of coverage.

Multiple major losses, covered under the current property damage and business interruption insurance coverage, involving Clinton or other stations insured by the industry-owned mutual insurance company would result in retrospective premium assessments of up to approximately $13 million. IP would allocate this assessment between IP and Soyland based on their respective ownership interest in Clinton.

All United States nuclear power station operators are subject to the Price-Anderson Act. This act currently limits public liability for a nuclear incident to $8.9 billion. Private insurance covers the first $200 million. Retrospective premium assessments against each licensed nuclear reactor in the United States provide excess coverage. Currently, the liability to these reactor operators/owners for such an assessment would be up to $79.3 million per incident, not including premium taxes which may be applicable, payable in annual installments of not more than $10 million.

A Master Worker Policy covers worker tort claims alleging bodily injury, sickness or disease as a result of initial radiation exposure occurring on or after January 1, 1988. The policy has an aggregate limit of $200 million that applies to the commercial nuclear industry as a whole. If the policy pays, then a provision for automatic reinstatement of policy limits up to an additional $200 million takes effect. There is also a provision for retrospective assessment of additional premiums if claims exceed funds available in the insurance company's reserve accounts. The maximum retrospective premium assessment for this contingency is approximately $3 million and may be subject to state premium taxes. IP and Soyland would allocate, based on their respective ownership in Clinton, any retrospective premium assessments pertaining to the Master Worker Policy or the Price-Anderson Act.

IP may be subject to other risks which may not be insurable, or the amount of insurance carried to offset the various risks may not be sufficient to meet potential liabilities and losses. There is also no assurance that IP will be able to maintain insurance coverages at their present levels. Under those circumstances, such losses or liabilities may have a substantial adverse effect on Illinova's and IP's financial position.

Decommissioning and Nuclear Fuel Disposal Costs IP is responsible for its ownership share of the costs of decommissioning Clinton and for spent nuclear fuel disposal costs. IP is collecting future decommissioning costs through its electric rates based on an ICC-approved formula that allows IP to adjust rates annually for changes in decommissioning cost estimates.

Based on NRC regulations that establish a minimum funding level, IP estimates its 86.8% share of Clinton decommissioning costs to be approximately $376 million (1995 dollars) or $692 million (2026 dollars, assuming a 2% inflation factor). The NRC bases the minimum only on the cost of removing radioactive plant structures. IP is concluding a site-specific study to estimate the costs of dismantlement, removal and disposal of Clinton. This study is expected to result in projected decommissioning costs higher than the NRC-specified funding level.

External decommissioning trusts, as prescribed under Illinois law and authorized by the ICC, accumulate funds based on the expected service life of the plant for the future decommissioning of Clinton. For the years 1995, 1994 and 1993, IP contributed $5.0 million, $5.5 million and $3.9 million, respectively, to its external nuclear decommissioning trust funds. The balances in these nuclear decommissioning funds at December 31, 1995, and 1994, were $32.7 million and $22.4 million, respectively. IP recognizes earnings and expenses from the trust fund as changes in its assets and liabilities relating to these funds. In November 1994, the ICC granted IP permission to invest up to 60% of the nuclear decommissioning trust assets in selected equity securities.

The FASB is reviewing the accounting for removal costs of nuclear generating stations, including decommissioning. Changing current electric utility industry accounting practices for such decommissioning may result in: 1) increasing annual provisions for decommissioning through increases in depreciation; 2) recording the estimated total cost for decommissioning as a liability with a gross-up to plant balances; and 3) reporting trust fund income from the external decommissioning trusts as investment income rather than as a reduction to decommissioning expense. Changes to current electric utility industry accounting practices for decommissioning will likely be effective in 1997. IP believes that, based on current information, these changes will not have an adverse effect on results of operations due to existing and anticipated future ability to recover decommissioning costs through rates.

In 1992, the ICC entered an order in which it expressed concern that IP take all reasonable action to ensure that Soyland contributes its ownership share of the current or any revised estimate of decommissioning costs. The order also states that if IP becomes liable for decommissioning expenses attributable to Soyland, the ICC will then decide whether that expense should be the responsibility of IP stockholders or its customers. If Soyland were to fail to meet these or other obligations related to its ownership of Clinton, then IP could become liable for such payments.

Under the Nuclear Waste Policy Act of 1982, the Department of Energy (DOE) is responsible for the permanent storage and disposal of spent nuclear fuel. The DOE currently charges one mill ($.001) per net kilowatt-hour (one dollar per MWH) generated and sold for future disposal of spent fuel. IP is recovering these charges through rates.

Environmental Matters

Clean Air Act - In August 1992, IP announced that it had suspended construction of two scrubbers at the Baldwin Power Station. At December 31, 1995, approximately $24 million in costs for the suspended Baldwin scrubber program continue to be recorded by Illinois Power as plant held for future use. After suspending scrubber construction, IP reconsidered its alternatives for complying with Phase I of the 1990 Clean Air Act Amendments.

To comply with the sulfur dioxide (SO2) emission reduction requirements of Phase I (1995-1999) of the 1990 Clean Air Act Amendments, IP continues to purchase emission allowances. An emission allowance is the authorization by the United States Environmental Protection Agency (U.S.EPA) to emit one ton of SO2. The ICC approved IP's Phase I Clean Air Act compliance plan in September 1993, and IP is continuing to implement that plan. IP has acquired sufficient emission allowances to meet most of its anticipated needs for 1996 and will purchase the remainder on the spot market. In 1993, the Illinois General Assembly passed and the governor signed legislation authoirzing, but not requiring, the ICC to permit expenditures from emission allowance purchases and sales to be included in rates charged to customers as a cost of fuel. In December 1994, the ICC approved the recovery of emission allownace costs through the Uniform Fuel Adjustment Clause. IP's compliance plan will defer, until at 2000, any need for scrubbers or other capital projects associated with SO2 emission reductions. Phase II (2000 and beyond) SO2 emission requirements of the Clean Air Act will require additional actions and may result in capital expenditures.

To comply with the Phase I nitrogen oxide (NOx) emission reduction requirements of the acid rain provisions of the Clean Air Act, IP installed low-NOx burners at Baldwin Unit 3 and Vermilion Unit 2. On November 29, 1994, the U.S. Appellate Court remanded the Phase I NOx rules back to the U.S.EPA. On April 13, 1995, the U.S.EPA reinstated, with some modifications, the Phase I NOx rules effective January 1, 1996. IP was positioned to comply with these revised rules without additional modifications to any of its generating plants. The U.S. EPA will issue Phase II NOx emission limits by January 1, 1997.

IP anticipates additional capital expenditures prior to 2000 to comply with the Phase II NOx requirements, as well as potential requirements to further reduce NOx emissions from IP plants to help achieve compliance with air quality standards in the St. Louis and Chicago metropolitan areas. IP has installed continuous emission monitoring systems at its major generating stations, as required by the acid rain provisions of the Clean Air Act.
IP is monitoring the developments of several emerging clean air compliance issues which could have a significant impact on its fossil-fueled generating plants. These issues include global climate change (theorized to result from emissions of "greenhouse gasses" such as carbon dioxide), controls on "hazardous air pollutants," and standards for fine particulates. Compliance with potential new regulations in these areas may require significant expenditures prior to 2000.

Manufactured-Gas Plant (mgp) In September 1995, IP increased its liability for MGP site remediation by $41 million to a total of $76 million. This amount represents IP's current best estimate of its cost to remediate MGP sites for which it is responsible. This estimate reflects the results of a site-by-site survey utilizing current site information and remediation techniques. The estimate, determined by IP with assistance from several external environmental consultants, is in accordance with Electric Power Research Institute guidelines. Because of the unknown and unique characteristics of each site and uncertain regulatory requirements, IP is not able to determine its ultimate liability for remediation of the 24 sites. The previously recorded liability of $35 million was an estimate of the minimum cost based on ongoing remediation efforts at eight sites and ongoing investigations of the remaining 16 sites.

IP is currently recovering MGP site cleanup costs from its customers through tariff riders approved by the ICC in April 1993. On April 20, 1995, the Illinois Supreme Court issued a ruling that upheld the ICC authorization of cost recovery and reversed the ICC's disallowance of carrying costs, mandating the ICC to reissue an order providing for recovery of prudently incurred MGP site cleanup costs, including carrying costs. On November 20, 1995, the ICC issued an order on remand allowing full recovery of all such MGP site cleanup costs. Accordingly IP has recorded a regulatory asset in the amount of $76 million, reflecting management's expectation that remediation costs will be recovered from customers.

IP has begun settlement discussions with its insurance carriers regarding the recovery of estimated MGP site remediation costs. A settlement has been reached with one carrier and an agreement in principle has been reached with two other carriers. On October 17, 1995, IP filed a lawsuit in the Circuit Court of Macon County seeking a declaratory judgment and damages regarding insurance coverage for four MGP sites. Any insurance recoveries received will be credited to IP's customers through the tariff rider mechanisms.

Electric and Magnetic Fields (EMF) The possibility that exposure to EMF emanating from power lines, household appliances and other electric sources may result in adverse health effects continues to be the subject of litigation and governmental, medical and media attention. Litigants have also claimed that EMF concerns justify recovery from utilities for the loss in value of real property exposed to power lines, substations and other such sources of EMF. Scientific research worldwide has produced conflicting results and no conclusive evidence that electric and/or magnetic field exposure causes adverse health effects. Research is continuing to resolve scientific uncertainties. It is too soon to tell what, if any, impact these actions may have on Illinova's and IP's consolidated financial position.

Other

Legal Proceedings - Illinova and IP are involved in legal or administrative proceedings before various courts and agencies with respect to matters occurring in the ordinary course of business, some of which involve substantial amounts of money. Management believes that the final disposition of these proceedings will not have a material adverse effect on the consolidated financial position or the results of operations.

Accounts Receivable - IP sells electric energy and natural gas to residential, commercial and industrial customers throughout Illinois. At December 31, 1995, 67%, 17% and 16% of Accounts receivable--Service were from residential, commercial and industrial customers, respectively. IP maintains reserves for potential credit losses and such losses have been within management's expectations.

Contingencies

IPMI is a 50% partner with TMV which markets natural gas. At its April 1995 meeting, the Illinova Board authorized IPMI to provide certain guarantees on its behalf in the performance of IPMI's business. Illinova guarantees the performance of TMV up to an aggregate of $50 million for net accounts payable or delivery obligations incurred during the ordinary course of purchasing and reselling natural gas. The level of payable guarantees in place during December 1995 peaked at $19 million. Illinova also guarantees performance by TMV of all obligations to parties providing price-hedging services. The guarantees to the parties providing heding services are a function of the market price of gas. Management believes that the exposure is minimal. See "Note 2--Illinova Subsidiaries" of the "Notes to Consolidate Financial Statements" for additional information about IPMI.

IGC has signed equity contribution agreements up to an aggregate amount of $32 million secured by Illinova Corporation parent guarantees. See
"Note 2--Illinova Subsidiaries" of the "Notes to Consolidated Financial Statements" for additional information about IGC.

Note 5--Lines of Credit
and Short-Term Loans

IP has total lines of credit represented by bank commitments amounting to $354 million, all of which were unused at December 31, 1995. These lines of credit are renewable in May 1996, August 1996 and May 2000. These bank commitments support the amount of commercial paper outstanding at any time, limited only by the amount of unused bank commitments, and are available to support other IP activities.

IP pays facility fees up to .175% per annum on $350 million of the total lines of credit, regardless of usage. The interest rate on borrowings under these agreements is, at IP's option, based upon the lending banks' reference rate, their Certificate of Deposit rate, the borrowing rate of key banks in the London interbank market or competitive bid.

IP has letters of credit totaling $204 million and pays fees up to .45% per annum on the unused amount of credit.

In addition, IP Fuel Company has a short-term financing option to obtain funds not to exceed $30 million. IP Fuel Company pays no fees for this uncommitted facility and funding is subject to availability upon request.

For the years 1995, 1994 and 1993, IP had short-term borrowings consisting of bank loans, commercial paper, extendible floating rate notes and other short-term debt outstanding at various times as follows:

-----------------------------------------------------------------
(Millions of dollars, except rates)	       1995   		1994   		1993
-----------------------------------------------------------------
Short-term borrowings
	at December 31,	                      $ 	359.6 	$ 	238.8	 $ 	92.3
Weighted average interest
	rate at December 31,	                     	6.0%    		6.2%   		3.5 %
Maximum amount outstanding
	at any month end	                     $ 	359.6 	$ 	238.8 	$	123.7
Average daily borrowings
	outstanding during
	the year	                             $ 	306.5 	$ 	165.4	  $	85.0
Weighted average interest
	rate during the year		                    6.2%     		4.6% 		3.5 %
------------------------------------------------------------------

Illinova's total lines of credit represented by bank commitments amount to $50 million, all of which was unused at December 31, 1995. Illinova's letters of credit total $6.5 million.

Illinova has derivative financial instruments, however, it does not use them for trading purposes. Illinova uses them to manage well defined interest rate and commodity risks.

Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on floating-rate debt. IP has two variable rate interest rate cap agreements covering up to $189 million of commercial paper. These agreements entitle IP to receive from a counterparty on a monthly basis the amount, if any, by which IP's interest payments on a nominal amount of commercial paper exceed the interest rate set by the cap. On December 31, 1995, the cap rates were set at 6.25% and 7.0% while the current market rate available to IP was 5.9%.

Note 6--Facilities Agreements

IP and Soyland share ownership of Clinton, with IP owning 86.8% and Soyland owning 13.2%. Agreements between IP and Soyland provide that IP has control over construction and operation of the generating station, that the parties share electricity generated in proportion to their ownership interests and that IP will have certain obligations to provide replacement power to Soyland if IP ceases to operate or reduces output from Clinton.

Under the provisions of a Power Coordination Agreement (PCA) between Soyland and IP dated October 5, 1984, as amended, IP is required to provide Soyland with 12.0% (436 megawatts) of the electrical capacity from its fossil-fueled generating plants until the agreement expires or is terminated. This is in addition to the capacity Soyland receives as an owner of Clinton. IP is compensated with capacity charges and for energy costs and variable operating expenses. IP transmits energy for Soyland through IP's transmission and subtrasmission systems. Under provisions of the PCA, Soyland has the option of participating financial in major capital expenditures at the fossil-fueled plants, such as those needed for Phase II Clean Air Act compliance, to the extent of its capacity entitlement with each party bearing its own direct capital costs, or by having the costs treated as plant additions and billed to Soyland in accordance with other billing provisions of the PCA. See
"Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for discussion of the Clean Air Act. At any time after December 31, 2004, either IP or Soyland may terminate the PCA by giving not less than seven years' prior written notice to the other party. The party to whom termination notice has been given may designate an earlier effective date of termination which shall be not less than 12 months after receiving notice.

Note 7--income taxes

Deferred tax assets and liabilities were comprised of the following:

                                                 Balances as of December 31,
----------------------------------------------------------------------------
(Millions of dollars)    			                            	1995         		1994
----------------------------------------------------------------------------
 Deferred Tax Assets:
----------------------------------------------------------------------------
Current:
	Misc. book/tax recognition differences               	$	26.1        	$	19.7
----------------------------------------------------------------------------
Noncurrent:
	Depreciation and other property related		               45.5        		52.6
	Alternative minimum tax     				                       183.1       		186.0
	Tax credit and net operating loss
	   carryforward                                     				32.4        		27.6
	Unamortized investment tax credit   	                		126.1       		122.0
	Misc. book/tax recognition differences   	             	66.7        		57.0
----------------------------------------------------------------------------
				                                                   	453.8       		445.2
----------------------------------------------------------------------------
	   Total deferred tax assets     	              		$   	479.9	      $	464.9
============================================================================

 Deferred Tax Liabilities:
----------------------------------------------------------------------------
Current:
	Misc. book/tax recognition differences               	$	6.5         	$	8.2
----------------------------------------------------------------------------
Noncurrent:
	Depreciation and other property related		           1,303.5		      1,252.0
	Deferred Clinton costs      		                       		60.1		         62.1
	Misc. book/tax recognition differences   	           	103.0		        109.7
----------------------------------------------------------------------------
                                                					1,466.6	      	1,423.8
----------------------------------------------------------------------------
	   Total deferred tax liabilities            		$   	1,473.1	     $	1,432.0
============================================================================

Income taxes included in the Consolidated Statements of Income consist of the following components:

                                                Years Ended December 31,
----------------------------------------------------------------------------
(Millions of dollars)                         		1995  	   	1994     		1993
----------------------------------------------------------------------------
Current taxes--
	Included in operating
	   expenses and taxes                       	$ 	98.6  	 $ 	58.3   	$ 	25.3
	Included in other income
	   and deductions	 	                           (20.3)       --        --
----------------------------------------------------------------------------
	   Total current taxes    	                    	78.3    	 	58.3     		25.3
----------------------------------------------------------------------------
Deferred taxes--
	Included in operating
	expenses and taxes
	   Property-related differences               	62.2		      60.0    		72.3
	   Alternative minimum tax                     	2.9     		(50.4)  		(31.8)
	   Gain/loss on reacquired debt               	(1.9)		     --      		16.5
	   Net operating loss
	       carryforward                           		(.2)      		62.0   		22.8
	    Enhanced retirement
	      and severance		                         (15.0)	       --        --
	   Misc. book/tax recognition
	      differences	                           	(13.9)      		(7.8)   		4.1
	   Internal Revenue Service
	      interest on tax issues		                 --           	7.5   		(1.9)
	Included in other income
	and deductions
	   Property-related differences                	9.7       		10.0    		6.0
	   Net operating loss
	      carryforward   	                         --        		(17.4) 		(15.4)
	   Misc. book/tax recognition
	      differences                            		(1.2)       		(.7)  		(2.5)
	Disallowed Clinton costs     	                --            --     	(62.2)
-----------------------------------------------------------------------------
	   Total deferred taxes                      		42.6	        	63.2    		7.9
-----------------------------------------------------------------------------
Deferred investment
tax credit--net
	Included in operating
	   expense and taxes	                        	(6.9)      		(11.3)   		(.8)
	Included in other income
	   and deductions		                            --          		(.3)   		(.7)
	Disallowed investment
	   tax credit		                                ---           --     	(8.4)
----------------------------------------------------------------------------
	Total investment tax credit                  	(6.9)	      	(11.6)	 	 (9.9)
----------------------------------------------------------------------------
Total income taxes                        	$ 	114.0     	$ 	109.9	  $ 	23.3
=============================================================================

The reconciliations of income tax expense to amounts computed by applying the statutory tax rate to reported pretax results for the period are set below:

                                                 Years Ended December 31,
----------------------------------------------------------------------------
(Millions of dollars)                          		1995     		1994   		  1993
----------------------------------------------------------------------------
Income tax expense at the
	federal statutory tax rate   	              $  	92.9	   $ 	91.6   	$	(20.5)
Increases/(decreases) in taxes
resulting from--
	State taxes,
	   net of federal effect                      		12.4	     	13.8      		5.8
	Investment tax credit
	   amortization      	                         	(6.9)    		(7.8)    		(8.8)
Depreciation not normalized                     		7.4      		4.3      		7.1
Preferred dividend requirement
	of subsidiary		                                  5.8	      	8.7      		9.1
Disallowed Clinton costs
	(including ITC)        		                        --         --      	 27.4
Other--net                                     		2.4	     	 (.7)      		3.2
-----------------------------------------------------------------------------
Total income taxes                           	$	114.0   	$ 	109.9   	$ 	23.3
=============================================================================

Combined federal and state effective income tax rates were 42.9%, 42.0% and (39.8%) for the years 1995, 1994 and 1993, respectively. The negative effective tax rate for 1993 is a result of the loss recorded by IP due to the Rehearing Order which denied IP recovery of certain deferred Clinton costs. The 1993 effective tax rate excluding the effect of this loss is 44.2%.

Illinova is subject to the provisions of the Alternative Minimum Tax System
(AMT). As a result, Illinova has an AMT credit carryforward at December 31, 1995, of approximately $183 million. This credit can be carried forward indefinitely to offset future regular income tax liabilities in excess of the tentative minimum tax.

In 1994, the Internal Revenue Service (IRS) completed its audit of IP's federal income tax returns for the years 1989 through 1990. IP and the IRS reached an agreement on all audit issues. The results of the agreement did not have a material effect on Illinova's or IP's consolidated financial positions or results of operations.

Note 8--Capital Leases

Illinois Power Fuel Company (Fuel Company), which is 50% owned by IP, was formed in 1981 for the purpose of leasing nuclear fuel to IP for Clinton. Lease payments are equal to the Fuel Company's cost of fuel as consumed (including related financing and administrative costs). Billings under the lease agreement during 1995, 1994 and 1993 were $41 million, $52 million and $45 million, respectively, including financing costs of $7 million, $7 million and $6 million, respectively. IP is obligated to make subordinated loans to the Fuel Company at any time the obligations of the Fuel Company that are due and payable exceed the funds available to the Fuel Company. IP has an obligation for nuclear fuel disposal costs of leased nuclear fuel. See "Note 4--Commitments and Contingencies" of the "Notes to Consolidated Financial Statements" for discussion of decommissioning and nuclear fuel disposal costs. Nuclear fuel lease payments are included with Fuel for electric plants on Illinova's Consolidated Statements of Income.

At December 31, 1995 and 1994, current obligations under capital lease for nuclear fuel were $33.3 million.

Over the next five years, estimated payments under capital leases are as follows:

---------------------------------------------------------------------------
                                                      (Millions of dollars)
---------------------------------------------------------------------------
1996          					                                       $	37.9
1997          						                                        31.1
1998         						                                         17.3
1999          						                                        12.4
2000           						                                        4.5
Thereafter               						                              1.9
---------------------------------------------------------------------------
							                                                    105.1
Less: Interest         						                               10.0
---------------------------------------------------------------------------
	Total             					                                  $	95.1
===========================================================================
Note 9--Long-Term Debt of Subsidiary
                                                        (Millions of dollars)
_____________________________________________________________________________
December 31,		                                        1995	            1994
First mortgage bonds--
	5.85% series due 1996	                    $          40.0	 $          40.0
	61/2 % series due 1999	                              72.0	            72.0
	6.60% series due 2004 (Pollution Control Series A)	   6.8	             7.0
	7.95% series due 2004	                               72.0	            72.0
	6% series due 2007 (Pollution Control Series B)	     18.7	            18.7
	75/8% series due 2016
  (Pollution Control Series F, G and H)	             150.0	           150.0
	8.30% series due 2017 (Pollution Control Series I)	  33.8	            33.8
	73/8% series due 2021 (Pollution Control Series J)	  84.7	            84.7
	83/4% series due 2021	                              120.0	           125.0
	5.70% series due 2024 (Pollution Control Series K)	  35.6	            35.6
	7.40% series due 2024 (Pollution Control Series L)  	84.1	            84.1
_____________________________________________________________________________
	Total first mortgage bonds	                         717.7	           722.9
_____________________________________________________________________________
New mortgage bonds--
	61/8% series due 2000 	                              40.0	            40.0
	5.625% series due 2000	                             110.0	           110.0
	61/2% series due 2003	                              100.0	           100.0
	63/4% series due 2005	                               70.0	            70.0
	8% series due 2023	                                 235.0	           235.0
	71/2% series due 2025	                              200.0	           200.0
	Adjustable rate series due 2028
(Pollution Control Series M, N and O)   	            111.8	           111.8
_____________________________________________________________________________
	Total new mortgage bonds	                           866.8	           866.8
_____________________________________________________________________________
Total mortgage bonds	                              1,584.5	         1,589.7
_____________________________________________________________________________
Short-term debt to be refinanced as long-term debt	   -	              125.0
Medium-term notes, series A	                         100.0	           100.0
Variable rate long-term debt due 2017                	75.0	            75.0
_____________________________________________________________________________
	Total other long-term debt	                         175.0	           300.0
_____________________________________________________________________________
		                                                 1,759.5	         1,889.7
Unamortized discount on debt	                        (20.3)	          (21.6)
_____________________________________________________________________________
	Total long-term debt excluding
   capital lease obligations	                      1,739.2	         1,868.1
	Obligation under capital leases                     	95.1	           111.5
_____________________________________________________________________________
		                                                 1,834.3         	1,979.6

Long-term debt and lease obligations
   maturing within one year	                         (95.0)	          (33.5)
_____________________________________________________________________________
	Total long-term debt	                       $     1,739.3	   $     1,946.1
_____________________________________________________________________________

In August 1995, $5.0 million of 8 3/4% First Mortgage Bonds due 2021 were purchased on the open market.

Short-term debt to be refinanced as long-term debt consisted of commercial paper that would be renewed regularly on a long-term basis. In September
1995, IP reclassified the $125 million to short-term debt in accordance with Statement of Financial Accounting Standards No. 6, "Classification of Short-Term Obligations Expected to be Refinanced." In 1989 and 1991, IP issued a series of fixed rate medium-term notes. At December 31, 1995, the maturity dates on these notes ranged from 1996 to 1998 with interest rates ranging from 9% to 9.31%. Interest rates on variable rate long-term debt due 2017 are adjusted weekly and ranged from 5.3% to 5.5% at December 31, 1995.

For the years 1996, 1997, 1998, 1999 and 2000, IP has long-term debt maturities and cash sinking fund requirements in the aggregate of (in millions) $61.7, $10.8, $68.8, $72.8 and $150.8, respectively. These amounts exclude capital lease requirements. See "Note 8--Capital Leases" of the "Notes to Consolidated Financial Statements." Certain supplemental indentures to the First Mortgage require that IP make annual deposits, as a sinking and property fund, in amounts not to exceed $1.8 million in each of the years
1997 through 2000. These amounts are subject to reduction and historically have been met by pledging property additions, as permitted by the First Mortgage.

At December 31, 1995, the aggregate total of unamortized debt expense and unamortized loss on reacquired debt was approximately $105.8 million.

IP's First Mortgage bonds are secured by a first mortgage lien on substantially all of the fixed property, franchises and rights of IP with certain minor exceptions expressly provided in the First Mortgage. In 1992, the Board authorized a new general obligation mortgage, which is intended to replace the First Mortgage. Bonds issued under the New Mortgage were secured by a corresponding issue of First Mortgage bonds under the First Mortgage. The remaining balance of net bondable additions at December 31, 1995, was approximately $1.4 billion.

Note 10--Preferred Stock of Subsidiary
                                                         (Millions of dollars)
December 31,					                                     1995	              1994
Serial Preferred Stock of Subsidiary,
   cumulative, $50 par value--
Authorized 5,000,000 shares; 1,356,800 and
   3,325,815 shares outstanding, respectively
		    series	   shares 	    redemption prices
		     4.08%	   300,000	      $     51.50		     $     15.0	         $     15.0
		     4.26%	   150,000	            51.50		            7.5	                7.5
		     4.70%	   200,000	            51.50		           10.0	               10.0
		     4.42% 	  150,000	            51.50		            7.5	                7.5
	     	4.20%	   180,000	            52.00		            9.0	                9.0
		     8.24%	      -	                 -		              -	                 30.0
		     7.56%	      -	                 -              		-	                 33.8
	     	8.00%	      -	                 -		              -	                 34.7
		     7.75%	   376,800            	50.00
                             after July 1, 2003		     18.8	               18.8
	      Net premium on preferred stock                   .2                 	.8
______________________________________________________________________________
	Total Preferred Stock of Subsidiary,
       $50 par value	                           $     68.0	          $   167.1
______________________________________________________________________________
Serial Preferred Stock of Subsidiary,
       cumulative, without par value--
Authorized 5,000,000 shares; 1,152,550
       and 1,512,550 shares outstanding,
       respectively (including 0 and 360,000
       shares, respectively, of redeemable
       preferred stock)
		    series	   shares 	  redemption prices
		      A	      742,300	       $50.00		        $     37.1	          $     37.1
		      B	      410,250	        50.00		              20.5	                20.5
______________________________________________________________________________
Total Preferred Stock of Subsidiary,
      without par value			                     $     57.6	          $     57.6
______________________________________________________________________________
Preference Stock of Subsidiary, cumulative,
      without par value--
Authorized 5,000,000 shares; none outstanding			      -                    -
______________________________________________________________________________
	Total Serial Preferred Stock, Preference
 Stock and Preferred Securities of Subsidiary		 $   125.6	           $   224.7
______________________________________________________________________________
Company Obligated Mandatorily Redeemable
preferred Securities of
Illinois Power Capital, L.P.
Monthly Income Preferred Securities,
cumulative, $25 liquidation preference--
3,880,000 shares authorized and outstanding			  $     97.0	         $     97.0

Mandatorily Redeemable Serial
Preferred Stock of Subsidiary, cumulative --
		   series	     shares 	       par value
		   8.00%        -                -                  -                   36.0
______________________________________________________________________________
	Total Mandatorily Redeemable
 Preferred Stock of Subsidiary                  $    97.0	           $   133.0
______________________________________________________________________________
Serial Preferred Stock ($50 par value) is redeemable at the option of IP in whole or in part at any time with not less than 30 days and not more than 60 days notice by publication.

Quarterly dividend rates for Serial Preferred Stock, Series A, are determined based on market interest rates of certain U.S. Treasury securities. Dividends paid in 1995 and 1994 were $.75 per quarter. The dividend rate for any dividend period will not be less than 6% per annum or greater than 12% per annum applied to the liquidation preference value of $50 per share.

Quarterly dividend rates for Serial Preferred Stock, Series B, are determined based on market interest rates of certain U.S. Treasury securities. Dividends paid in 1995 and 1994 were $.875 per quarter. The dividend rate for any dividend period will not be less than 7% per annum or greater than 14% per annum applied to the liquidation preference value of $50 per share.

Illinois Power Capital, L.P., is a limited partnership in which IP serves as a general partner. In October 1994, Illinois Power Capital issued $97 million of tax-advantaged monthly income preferred securities (MIPS) at 9.45% (5.67% after-tax rate) with a liquidation preference of $25 per share. The proceeds were loaned to IP and were used to redeem $97 million (principal value) of higher-cost outstanding preferred stock of IP. The carrying amount of redeemed preferred stock over consideration paid amounted to $6.4 million, which was recorded in equity and included in Net income applicable to common stock. IP consolidates the accounts of Illinois Power Capital.

In February 1995 and 1994, IP redeemed $12.0 million of the 8.00% mandatorily redeemable serial preferred stock. In May 1995, IP redeemed the remaining $24.0 million of the 8.00% mandatorily redeemable serial preferred stock.

In March 1995, IP redeemed $.2 million of the 7.56% serial preferred stock and $3.0 million of the 8.24% serial preferred stock. In December 1995, IP redeemed $34.7 million of its 8.00% serial preferred stock, $33.6 million of its 7.56% serial preferred stock and $27.0 million of its 8.24% serial preferred stock. The carrying amount under consideration paid for redeemed preferred stock amounted to $3.5 million, which was recorded in equity and included in net income applicable to common stock.

Note 11--Common Stock
and Retained Earnings
IP has an Incentive Savings Plan (Plan) for salaried employees. IP's matching contribution is used to purchase Illinova common stock. Under this Plan, 27,545 shares of common stock were designated for issuance at December 31, 1995.

IP has an Incentive Savings Plan for Employees Covered Under a Collective Bargaining Agreement. IP's matching contribution is used to purchase Illinova common stock. Under this plan, 69,167 shares of stock were designated for issuance at December 31, 1995.

Illinova has an Employees' Stock Ownership Plan (ESOP) that includes an incentive compensation feature which is tied to employee achievement of specified corporate performance goals. This arrangement began in 1991 when IP loaned $35 million to the Trustee of the Plans, which used the loan proceeds to purchase 2,031,445 shares of IP's common stock on the open market. The loan and common shares were converted to Illinova instruments with the formation of Illinova in May 1994. These shares are held in a suspense account under the Plans and are being distributed to the accounts of participating employees as the loan is repaid by the Trustee with funds contributed by IP, together with dividends on the shares acquired with the loan proceeds. IP financed the loan with funds borrowed under its bank credit agreements.

For the year ended December 31, 1995, 75,729 shares were allocated to salaried employees and 70,830 shares to employees covered under the Collective Bargaining Agreement through the matching contribution feature of the ESOP arrangement. Under the incentive compensation feature, 109,662 shares were allocated to employees for the year ended December 31, 1995. During 1995, IP contributed $6.0 million to the ESOP and using the shares allocated method, recognized $4.4 million of expense. Interest paid on the ESOP debt was approximately $2.1 million in 1995 and dividends used for debt service were approximately $2.0 million.

Illinova has an Automatic Reinvestment and Stock Purchase Plan and an Employees' Stock Ownership Plan for which, at December 31, 1995, 3,270,236 and 29,115 shares, respectively, of common stock were designated for issuance. Illinova has the responsibility for administering both of these plans. The plans allow purchases of shares on the open market, as well as purchases of new issue shares directly from Illinova.

In 1992, the Board of Directors adopted and the shareholders approved a Long-Term Incentive Compensation Plan (the Plan) for officers or employee members of the Board, but excluding directors who are not officers or employees. The types of awards that may be granted under the Plan are restricted stock, incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalents and other stock-based awards. The Plan provides that any one or more types of awards may be granted for up to 1,500,000 shares of Illinova's common stock. The following table outlines the activity thus far under this plan:

_____________________________________________________________________________
Year		               Options		           Grant	                 	Year
Granted		            Granted	           	Price		              Exercisable
_____________________________________________________________________________
1992		               62,000	           $	233/8		                 1996
1993		               73,500	           $	241/4		                 1997
1994		               82,650	           $	207/8		                 1997
1995		               69,300	           $	247/8		                 1998
_____________________________________________________________________________

The provisions of Supplemental Indentures to IP's General Mortgage Indenture and Deed of Trust contain certain restrictions with respect to the declaration and payment of dividends. IP was not limited by any of these restrictions at December 31, 1995. Under the Restated Articles of
Incorporation, common stock dividends are subject to the preferential rights of the holders of preferred and preference stock.

Note 12--Pension and
Other Benefit Costs

IP has defined-benefit pension plans covering all officers and employees. Benefits are based on years of service and compensation. IP's funding policy is to contribute annually at least the minimum amount required by government funding standards, but not more than can be deducted for federal income tax purposes.

Pension costs, a portion of which have been capitalized for 1995, 1994 and 1993, include the following components:

                                                      Years Ended December 31,
______________________________________________________________________________
(Millions of dollars)		                       1995		         1994		       1993
______________________________________________________________________________
Service cost on benefits
	earned during the year	                    $	10.4	        $	11.9	     $ 	11.3
Interest cost on projected
	benefit obligation		                         23.6	         	21.8		       20.8
Return on plan assets		                      (58.3)		        (7.9)		     (28.1)
Net amortization and deferral		               29.6		        (19.2)		       1.9
Effect of enhanced retirement
	program      		                              15.7  		        -             -
_____________________________________________________________________________
Net periodic pension cost  	            $   	 21.0	        $ 	6.6 	     $ 	5.9
_____________________________________________________________________________

The estimated funded status of the plans at December 31, 1995 and 1994, using discount rates of 7.75% and 8.75%, respectively, and future compensation increases of 4.5% was as follows:

                                                   Balances as of December 31,
_____________________________________________________________________________
(Millions of dollars)     				                    1995		               1994
_____________________________________________________________________________
Actuarial present value of:
	Vested benefit obligation  			              $ 	(276.8)           	$ 	(209.6)
_____________________________________________________________________________
	Accumulated benefit obligation    		        $ 	(297.5)  	         $	 (220.8)
_____________________________________________________________________________
Projected benefit obligation  			            $ 	(343.6)  	         $	(267.3)
Plan assets at fair value    				                331.5   		           284.0
_____________________________________________________________________________
	Funded status        				                       (12.1) 		             16.7
	Unrecognized net (gain)/loss   			               (5.1)   		          (38.8)
	Unrecognized net asset at transition    		      (34.6)   		          (15.0)
	Unrecognized prior service cost    			           21.2		               24.5
_____________________________________________________________________________
Accrued pension cost included in
	accounts payable   			                       $ 	(30.6)  	         $ 	(12.6)
_____________________________________________________________________________

The plan's assets consist primarily of common stocks, fixed income securities, cash equivalents and real estate. The actuarial present value of accumulated plan benefits at January 1, 1995 and 1994, were $258 million and $230 million, respectively, including vested benefits of $239 million and $213 million, respectively. The pension cost for 1995, 1994 and 1993 was calculated using: a discount rate of 8.75%, 7.75% and 8.25%, respectively; future compensation increases of 4.5% for 1995, 4.5% for 1994 and 5.5% for 1993; and a return on assets of 9% for 1995, 1994 and 1993. The unrecognized net asset at transition and unrecognized prior service cost are amortized on a straight-line basis over the average remaining service period of employees who are expected to receive benefits under the plan. IP did not make any cash contributions during 1993 for the pension plans due to its overfunded status. IP made cash contributions of $2 million in 1995 and $10 million in 1994.

IP provides health care and life insurance benefits to certain retired employees, including their eligible dependents, who attain specified ages and years of service under the terms of the defined-benefit plans. Postretirement benefits, a portion of which have been capitalized, for 1995 and 1994 included the following components:

                                                     Years Ended December 31,
-----------------------------------------------------------------------------
(Millions of dollars)                              				1995           		1994
-----------------------------------------------------------------------------
Service cost on benefits earned
	during the year      			                          $   	2.1          	$ 	3.3
Interest cost on projected
	benefit obligation                                 				5.5	            	6.2
Return on plan assets      		                        		(4.7)            		.2
Amortization of unrecognized
	transition obligation                              				6.3            		2.1
Effect of enhanced retirement program			                9.5	            	--
-----------------------------------------------------------------------------
Net periodic postretirement
	benefit cost        			                          $   	18.7         	$ 	11.8
-----------------------------------------------------------------------------

The net periodic postretirement benefit cost in the preceeding table includes amortization of the previously unrecognized accumulated postretirement benefit obligation, which was $52.3 million and $55.2 million as of January 1, 1995 and 1994, respectively, over 20 years on a straight-line basis.

IP has established two separate trusts for those retirees who were subject to a collectively bargained agreement and all other retirees to fund retiree health care and life insurance benefits. IPs funding policy is to contribute annually an amount at least equal to the revenues collected for the amount of postretirement benefit costs allowed in rates. The plan assets consist of common stocks and fixed income securities at December 31, 1995 and 1994.
The estimated funded status of the plans at December 31,

                                                  Balances as of December 31,
------------------------------------------------------------------------------
(Millions of dollars)                           				1995  	        	 1994
------------------------------------------------------------------------------
Accumulated postretirement
	benefit  obligation
	Retirees       			                              $ 	(54.5)  	    $ 	(26.7)
	Other fully eligible participants                			(3.0)        		(11.6)
	Other active plan participants                  			(27.5)        		(27.3)
------------------------------------------------------------------------------
	   Total benefit obligation     		               		(85.0)         		(65.6)

Plan assets at fair value                        				25.6  		         15.2
------------------------------------------------------------------------------
Funded status                                   				(59.4)   	      	(50.4)
Unrecognized transition obligation     		           	44.2           		52.3
Unrecognized net (gain)/loss     			                 --           		 (7.8)
------------------------------------------------------------------------------
Accrued postretirement benefit cost
	included in accounts payable  		                $ 	( 15.2)  	    $	 ( 5.9)
------------------------------------------------------------------------------

The pre-65 health-care-cost trend rate decreases from 7.6% to 5.5% over nine years and the post-65 health-care-cost trend rate is level at 1.5%. A 1 percent increase in each future year's assumed health-care-cost trend rates increases the service and interest cost from $7.6 million to $8.5 million and the accumulated postretirement benefit obligation from $85.0 million to $93.0 million.

Enhanced Retirement

In December 1994, IP announced plans for voluntary enhanced retirement programs. During the fourth quarter of 1995, enhanced retirement and severance reduced the number of employees by 492 and 235, respectively. At January 1, 1996, Illinova employed 3,596 people, as compared to 4,350 at December 31, 1994. The enhanced retirement and severance programs generated pre-tax charges of approximately
$26 and $12 million, respectively, against fourth quarter 1995 earnings and will generate savings of approximately $36 million annually, starting in 1996.

Note 13--Segments of Business

                                                                    								 (Millions of dollars)
----------------------------------------------------------------------------------------------------------------------
                                                  			1995	                    		1994			                  1993
                                                        				Total			                   Total			                 Total
                                         		Electric	 Gas	 Corporation	Electric	Gas	 Corporation	Electric 	Gas	Corporation
----------------------------------------------------------------------------------------------------------------------
Operation information --
	Operating revenues	                       $1,368.9	$272.5	 $1,641.4	$1,287.5	$302.0	$1,589.5	$1,266.4	$314.8 $1,581.2
	Operating expenses, excluding
		provision for income taxes
		and deferred Clinton costs 	                942.7	 245.0	  1,187.7	   872.6	 274.7	 1,147.3	   873.9	 286.2	 1,160.1
	Deferred Clinton costs	                        3.5	   -        	3.5	     3.5	  -    	    3.5 	    9.3	   -  	     9.3
-----------------------------------------------------------------------------------------------------------------------
	Pre-tax operating income	                    422.7	  27.5	    450.2	    411.4	 27.3	   438.7	    383.2	  28.6	  411.8
	Allowance for funds used
		during construction (AFUDC)	                  5.5	    .5	      6.0	      8.9	   .4	     9.3	    6.2	     1.0	     7.2
	Disallowed Clinton costs (net of taxes)	        -     	-        -          -	    -	      -	     	(200.4)	  -	   (200.4)
------------------------------------------------------------------------------------------------------------------------
	Pre-tax operating income, including
		AFUDC and disallowed
		Clinton costs	                             $428.2	  $28.0	   $456.2	  $420.3	 $27.7	   $448.0	  $189.0	  $29.6	 $218.6
--------------------------------------------------------------        -----------------         -----------------
	Other deductions, net	 		                                      18.9	                     		17.5			                  15.6
	Interest charges			                                            148.0		                   	143.9			                  164.9
	Provision for income taxes			                                  114.0	               		    109.9			                  93.9
	Preferred dividend requirements
		of subsidiary		                                               	23.7	                   		24.9			                   26.1
--------------------------------------------------------------------------------------------------------------------------
	Net income (loss)		                                           	151.6	                     		151.8			                (81.9)
	Carrying value over (under)
		consideration paid for redeemed
		preferred stock of subsidiary		                              	(3.5)			                   6.4		                       -
--------------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable
	to common stock			                                            $148.1			                   $158.2			                 $(81.9)
===========================================================================================================================
Other information --
	Depreciation	                                 $161.4	  $21.6	  $183.0	  $156.1	  $21.1	  $177.2	   $148.2	  $21.0	  $169.2
---------------------------------------------------------------------------------------------------------------------------
	Capital expenditures	                         $185.7	  $23.6	  $209.3	  $173.1	  $20.6	  $193.7	   $221.3	 $56.4	   $277.7
----------------------------------------------------------------------------------------------------------------------------
Investment information --
	Identifiable assets*	                       $4,580.4	 $446.3	 $5,026.7	 $4,589.0	$442.6	 $5,031.6	$4,526.8	$406.4	$4,933.2
---------------------------------------------------------------         ------------------         ----------------
	Nonutility plant and other investments			                        65.5			                    37.2			                  19.9
	Assets utilized for overall operations			                       517.6	                     		507.9			               470.4
-----------------------------------------------------------------------------------------------------------------------------
	Total assets   			                                             $5,609.8			                $5,576.7			                $5,423.5
==============================================================================================================================

*Utility plant, nuclear fuel, materials and supplies, deferred Clinton costs and prepaid and deferred energy costs.

Note 14--Fair Value of
Financial Instruments

                                           	     1995	         		1994
----------------------------------------------------------------------------
(Millions of dollars)                      	Carrying		Fair	Carrying		Fair
                                            		Value		Value	Value		Value
-----------------------------------------------------------------------------
Nuclear decommissioning
	trust funds	                                $	32.7  	$	32.7  	$	22.4 	$	22.4
Cash and cash equivalents                    		11.3   		11.3   		50.7  		50.7
Mandatorily redeemable
	preferred stock
	of subsidiary		                               97.0  		108.2  		133.0  		133.0
Long-term debt
   of subsidiary	                           	1,739.2 	1,855.8		1,868.1 		1,750.7
Notes payable		                                359.6  		359.6  		238.8 		238.8
------------------------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments listed in the table above:

Nuclear Decommissioning Trust Funds - The fair values of available-for-sale marketable debt securities and equity investments held by the Nuclear
Decommissioning Trust are based on quoted market prices at the reporting date for those or similar investments.

Cash and Cash Equivalents - The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these instruments.

Mandatorily Redeemable Serial Preferred Stock of Subsidiary and Long-Term
Debt of Subsidiary - The fair value of IP mandatorily redeemable preferred stock and IP long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to IP for debt of the same remaining maturities, as advised by IP's bankers.

Notes Payable - The carrying amount of notes payable approximates fair value due to the short maturity of these instruments.

Note 15--quarterly consolidated financial information and common stock data
(unaudited)

                                  (Millions of dollars except per common share amounts)
---------------------------------------------------------------------------------------------------
                                     			First Quarter	Second Quarter	Third Quarter	 Fourth Quarter
                                          			1995	         1995	        1995	         1995
--------------------------------------------------------------------------------------------------
Operating revenues	                         $425.5	       $344.3	       $486.1	       $385.5
Operating income	                             78.3	         67.1	        137.2	         41.8
Net income	                                   32.4	         26.3	         89.9	          3.0
Net income (loss) applicable to common stock  32.4         	26.3	         89.9	         (.5)
Earnings per common share	                    $.43	         $.35	        $1.18	       $ .00
Common stock prices and dividends
	High	                                     $23 5/8	         $26	      $27 1/4          $30
	Low	                                      $21 1/4        $22 3/4	    $24 1/4	        $27
	Dividends declared	                        $.25	           $.25	       $.25	         $.28

                                    			First Quarter	  Second Quarter	Third Quarter	Fourth Quarter
			                                             1994	            1994	         1994	          1994
___________________________________________________________________________________________________
Operating revenues	                       $    442.9	      $    349.6	   $    428.9	    $    368.1
Operating income	                               71.3	            72.2	        112.2	          64.7
Net income	                                     27.3	            29.5	         71.8	          23.2
Net income applicable to common stock 	         27.3	            29.5	         71.8	          29.6
Earnings per common share	              $        .36	    $        .39	 $        .95	  $        .39
Common stock prices and dividends
	High	                               $       22 1/2	   $       22 5/8   $     21 1/2 $      21 7/8
	Low	                                $       19 7/8	   $       18 1/4	  $     18 1/8	$      18 7/8
	Dividends declared 	                $          .00	   $          .20	  $        .20	$     .25

The 1995 fourth quarter earnings include $23 million net of tax, $(.30) per share, for the enhanced retirement and severance program and $3.5 million, $(.05) per share, for the carrying amount under consideration paid for redeemed preferred stock of IP.

The 1994 fourth quarter earnings include $6.4 million, $.08 per share, for the carrying amount over consideration paid for redeemed preferred stock of IP.

The common stock is listed on the New York Stock Exchange and the Chicago
Stock Exchange. The stock prices above are the prices reported on the Composite Tape. There were 35,035 registered holders of common stock at January 10, 1996. On May 31, 1994, common shares of Illinois Power began trading as common shares of Illinova.

Illinova Corporation
__________________________________________________________________________________________________________
selected consolidated financial data*

                                                        	(Millions of dollars)
			                              1995	        1994	       1993	        1992 	      1991 	         1985
__________________________________________________________________________________________________________
Operating revenues
	Electric	               $   1,252.6	  $   1,177.5	 $   1,135.6	 $   1,117.9	$   1,101.2	  $      766.5
	Electric interchange	         116.3	        110.0	       130.8	        73.0	       85.5	          36.0
	Gas	                          272.5	        302.0	       314.8	       288.6	      288.2	         400.9
___________________________________________________________________________________________________________
Total operating revenues	$  1,641.4	   $  1,589.5	  $   1,581.2	 $   1,479.5	$   1,474.9	  $    1,203.4
___________________________________________________________________________________________________________
Net income (loss)	       $    151.6	   $    151.8	  $     (81.9)	$      93.2	$      78.4	  $      207.2
Effective income tax rate	     42.9%	        42.0%	       (39.8)%	      46.0%	      48.6%	         29.1%
____________________________________________________________________________________________________________
Net income (loss) appli-
cable to common stock	   $    148.1	   $    158.2  	$     (81.9)	$      93.2	 $      78.4	 $       207.2
Earnings (loss)
per common share	        $     1.96	   $     2.09	  $     (1.08)	$      1.23	 $       1.04	$         3.48
Cash dividends declared
per common share	        $     1.03	   $      .65	  $        .40	$      1.40	 $       .40	 $         2.64
Dividend payout ratio
(declared)	                    52.3%	        30.7%          	N/A      	112.9%	       38.4%	         76.6%
Book value per common
share                   	$    20.19	   $    19.17	  $      17.46	$     18.81	 $      19.25 $        24.51
Price range of common shares
	High	                   $       30	   $   22 5/8   $     25 7/8 $    25 1/8  $     24 1/8 $       27 1/2
	Low	                    $   21 1/4    $   18 1/8   $     20 1/8	$    19 1/4  $     15 3/8 $       21 3/8
Weighted average number
of common shares outstanding
during the period
(thousands)	                 75,644       	75,644	        75,644	      75,644	      75,644	        59,619
______________________________________________________________________________________________________________
	Total assets**	         $  5,609.8	   $  5,576.7	  $    5,423.5	$    5,331.7	$    5,271.8 $      4,894.6
______________________________________________________________________________________________________________
Capitalization
	Common stock equity	    $  1,527.0    $  1,450.2	  $    1,321.0	$    1,422.7	$    1,456.1	$      1,539.3
	Preferred stock of
  subsidiary	                 125.6	        224.7	         303.7       	303.1	       303.1	         315.2
	Mandatorily redeemable
preferred stock of subsidiary	 97.0	        133.0	          48.0	       100.0	       110.0	          86.0
	Long-term debt of
   subsidiary**	            1,739.3	      1,946.1	       1,926.3	     2,017.4	     2,153.1	        1,997.5
___________________________________________________________________________________________________________
	Total capitalization**	$   3,488.9	   $  3,754.0	  $    3,599.0	$    3,843.2	$    4,022.3	 $      3,938.0
___________________________________________________________________________________________________________
Embedded cost of
long-term debt	                7.9%	         7.6%	          7.5%	         8.3%	        8.7%	          10.0%
____________________________________________________________________________________________________________
Retained earnings
(deficit)	              $    129.6	    $    58.8	   $     (64.6)	$       41.0	 $      75.8	 $        398.8
_____________________________________________________________________________________________________________
Capital expenditures	   $    209.3	    $   193.7	   $      277.7	$      244.4	 $     141.2	 $        870.7
Cash flows from
operations	             $    413.2	    $   268.6	   $      369.7	$      344.8	 $     281.3	 $        242.7
AFUDC as a percent of
earnings 	applicable
to common stock              	4.1%	         5.9%	           N/A	         5.6%	        3.7%	            78.2%
Return on average
common equity	               10.2%	        11.0%	          (6.0)%       	6.5%	        5.5%	            14.4%
Ratio of earnings to
fixed charges	                2.56	        2.56	             .66	       1.87	         1.70	             2.66
===========================================================================================================

*		Millions of dollars except earnings (loss) per common share, cash dividends declared per common share, book value per common share and price range of common shares.

**		Restated for the effect of capitalized nuclear fuel lease.

Illinova Corporation

selected illinois power company statistics

                              		    	          1995	       1994	     1993	    1992	     1991	       1985
------------------------------------------------------------------------------------------------------------
Electric Sales In KWH (millions)
Residential	                                  4,754	      4,537	    4,546	   4,138	    4,620	      3,927
Commercial                                   	3,804	      3,517	    3,246	   3,055	    3,111	      2,706
Industrial	                                   8,670	      8,685	    8,120	   8,083	    7,642	      6,933
Other	                                          367	        536	      337	     466	      699	        861
____________________________________________________________________________________________________________
	Sales to ultimate consumers	                17,595	      17,275	  16,249	  15,742	   16,072	     14,427
Interchange	                                  4,444	       4,837	   6,015	   2,807	    3,360	      1,692
Wheeling	                                       642	         622	     569	     402	      292	          -
____________________________________________________________________________________________________________
	Total electric sales	                       22,681	      22,734	  22,833	  18,951	   19,724	     16,119
____________________________________________________________________________________________________________

Electric Revenues (millions)
Residential	                            $      500   	$      471  $   463	 $   435	  $   447	  $     276
Commercial      	                              321	          295	     269	     263	      251	        179
Industrial     	                               392	          378	     360	     381	      355	        277
Other     	                                     37	           30	      40	      38	       47	         34
____________________________________________________________________________________________________________
	Revenues from ultimate consumers    	       1,250	        1,174	   1,132	   1,117	    1,100	        766
Interchange      	                             116	          110	     131	      73	       86	         36
Wheeling	                                        3	            3	       3	       1	        1	          -
_____________________________________________________________________________________________________________
	Total electric revenues	                $   1,369	    $   1,287	$   1,266	 $1,191	  $ 1,187	  $     802
_____________________________________________________________________________________________________________

Gas Sales In Therms (millions)

Residential	                                   356	         359	       371	    339	      339	        365
Commercial	                                    144	         144	       148	    138	      133	        166
Industrial	                                     88	          81	        78	    136	       98	        136
______________________________________________________________________________________________________________
	Sales to ultimate consumers	                  588	         584	       597	    613	      570	        667

Transportation of customer-owned gas	          273	         262	       229	    204	      253	          -
_______________________________________________________________________________________________________________
	Total gas sold and transported	               861	         846	       826	    817	      823	        667

Interdepartmental sales	                        21	           5	         7	     12	        8	          1
_______________________________________________________________________________________________________________
	Total gas delivered	                          882	         851	       833	    829	      831	        668
_______________________________________________________________________________________________________________

Gas Revenues (millions)
Residential	                            $      173	  $      192	$      200 $   181	    $ 84	     $   228
Commercial	                                     60	          66	        68	     61	      61	          89
Industrial	                                     24	          31	        34	     37	      31	          68
_______________________________________________________________________________________________________________
	Revenues from ultimate consumers	             257	         289	       302	    279	      276	        385

Transportation of customer-owned gas	            8	           9	         8	      7	        9	          -
Miscellaneous	                                   7	           4	         5	      3	        3	         16
________________________________________________________________________________________________________________
	Total gas revenues	                    $      272	  $      302	$      315	$   289	    $ 288	    $   401
________________________________________________________________________________________________________________
System peak demand (native load)
  in kw (thousands)	                         3,667	       3,395	     3,415	  3,109	     3,272	     2,929
Firm peak demand (native load)
  in kw (thousands)	                         3,576	       3,232	     3,254	  2,925	     3,108	     2,771
Net generating capability
  in kw (thousands)	                         3,862	       4,121	      4,045	 4,052	     3,909	     3,770
________________________________________________________________________________________________________________
Electric customers (end of year)	          529,966	     553,869	    554,270	 549,391	  565,421	  537,047
Gas customers (end of year)               	374,299	     388,170	    394,379	 386,261	  401,763	  382,442
Employees (end of year)	                     3,559	       4,350	      4,540	   4,624	    4,514	    4,550
_________________________________________________________________________________________________________________

